EXHIBIT   10.1
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
between
IMPAX LABORATORIES, INC.
“Borrower”
and
WACHOVIA BANK, NATIONAL ASSOCIATION
“Bank”
Dated: December 15, 2005

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AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Agreement”), dated as of December 15, 2005 between IMPAX LABORATORIES, INC. a Delaware corporation (“Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “Bank”);
WITNESSETH:
In consideration of the premises and of the mutual covenants herein contained and to induce Bank to extend credit to Borrower, intending to be legally bound hereby, the parties agree as follows:
1. Definitions. Capitalized terms that are not otherwise defined herein shall have the meanings set forth in this Section 1.
          1.1 Defined Terms:
“Accession” has the meaning set forth in the Code.
“Account” has the meaning set forth in the Code, together with any guaranties, letters of credit, Letter-of-Credit Rights, and other security therefore, including Supporting Obligations. “Account” shall specifically include all Royalty Payments.
“Account Debtor” means a Person who is obligated under any Account, Chattel Paper, General Intangible or Instrument.
“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, the aggregate consideration for any Permitted Acquisition (including, without limitation, any Debt assumed by Borrower or any of its Subsidiaries), whether paid in cash or by exchange of properties or otherwise (but excluding consideration in the form of Subordinated Debt or capital stock of Borrower) and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any incurrence or assumption of Debt, “earn-outs” and other similar agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business acquired in such Permitted Acquisition.
“Affiliate” of a Person means (a) any Person directly or indirectly owning 5% or more of the voting stock or equity interests of such named Person or of which the named Person owns 5% or more of such voting stock or equity interests; (b) any Person controlling, controlled by or under common control with such named Person; (c) any officer, director or employee of such named Person or any Affiliate of the named Person; and (d) any family member of the named Person or any Affiliate of such named Person.
“ANDAs” shall mean Abbreviated New Drug Applications filed by Borrower with the United States Food and Drug Administration.

“Applicable Margin” shall mean, at any time, the applicable percentage set forth below if the Fixed Charge Coverage Ratio for the immediately preceding fiscal quarter is at or within the amounts indicated for such percentage:

	Applicable	Applicable
	Margin for	Margin for
Fixed Charge Coverage Ratio	Prime Rate Loans	LIBOR Loans

Less than 1.50 to 1	0%	2.25%
Greater than or equal to 1.50 to 1 but less than or equal to 2.00 to 1	0%	2.00%
Greater than 2.00 to 1 but less than or equal to 2.50 to 1	0%	1.75%
Greater than 2.50 to 1	0%	1.50%
provided, that the Applicable Margin shall be calculated and established once each fiscal quarter (commencing with the fiscal quarter ending on September 30, 2005) and shall remain in effect until adjusted thereafter during the next fiscal quarter. Each change in the Applicable Margin resulting from a change in the Fixed Charge Coverage Ratio shall be effective on and after the date of delivery to the Bank of the financial statements and certificates required by Section 5.6(b) and Section 5.6(d), respectively, indicating such change, and until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. In the event that Borrower has failed to deliver the financial statements and certificates required by Sections 5.6(b) or (d), respectively, and in addition to all other rights and remedies available to Bank, the Applicable Margin shall be the highest percentage set forth above until receipt by Bank of such information. Prior to Borrower’s fiscal quarter ending September 30, 2005, the Applicable Margin shall be two percent (2%).
“Banking Relationship Debt” means any Debt or other obligations of Borrower to Bank or any Affiliate of Bank arising out of or relating to (a) credit cards; (b) merchant card services; (c) products or services under cash management agreements; (d) Swap Agreements Obligations; and (e) such other banking products or services provided by Bank or any Affiliate of Bank other than Letters of Credit.
“Borrower Information Certificate” means a certificate submitted by Borrower to Bank on or before the Closing Date pursuant to Section 3.1 hereto concerning certain factual information about Borrower, to be substantially in the form of Exhibit 3.1.2(f) hereto.
“Borrowing Base” means, on any date of determination thereof (and after giving effect to the limitations set forth in Section 2.1.1(b)), an amount equal to:
                    (a) up to 80% (or such lesser percentage as Bank may determine from time to time in its sole and absolute discretion) of the total amount of Eligible Accounts, plus
                    (b) the lesser of (a) up to 65% (or such lesser percentage as Bank may determine from time to time in its sole and absolute discretion) of the total amount of

Eligible Inventory consisting of finished goods or (b) 80% (or such lesser percentage as Bank may determine from time to time in its sole and absolute discretion) of the NOLV of Eligible Inventory consisting of finished goods; plus
                    (c) the lesser of 25% (or such lesser percentage as Bank may determine from time to time in its sole and absolute discretion) of the total amount of Eligible Inventory consisting of raw materials, or (b) 80% (or such lesser percentage as Bank may determine from time to time in its sole and absolute discretion) of the NOLV of such Eligible Inventory consisting of raw materials; plus
                    (d) the lesser of (a) up to 85% (or such lesser percentage as Bank may determine from time to time in its sole and absolute discretion) of the NOLV of Eligible Equipment or (b) the Maximum Equipment Advance Amount; minus
                    (e) any Reserves.
“Borrowing Base Certificate” has the meaning set forth in Section 5.6(a).
“Bulk Inventory” means all of Borrower’s Inventory in the form of capsules and tablets which are not bottled, packaged or labeled but which otherwise constitute finished goods held for sale in the ordinary course of business of Borrower.
“Bulk Inventory Loan Limit” means an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000.00).
“Business Day” means a weekday on which Bank is open for business in Charlotte, North Carolina and Philadelphia, Pennsylvania.
“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).
“Cash Equivalents” shall mean, with respect to any Person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition by such Person; (b) time deposits, certificates of deposit and bankers’ acceptances of Bank or any commercial bank, or which is the principal banking subsidiary of a bank holding company, in each case, organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500 million with maturities of not more than one year from the date of acquisition by such Person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person; (e) direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody’s with maturities of not more than one year from the date of acquisition thereof, (t) demand deposit accounts maintained in the ordinary course of business; and (g) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (f) above.
“Change of Control” shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Borrower to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the liquidation or dissolution of Borrower or the adoption of a plan by the stockholders of Borrower relating to the dissolution or liquidation of Borrower; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Voting Stock of Borrower or the Board of Directors of Borrower; or (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose nomination for election by the stockholders of Borrower was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower then still in office.
“Chattel Paper” has the meaning set forth in the Code, including Electronic Chattel Paper and Tangible Chattel Paper, together with any guaranties, letters of credit, Letter-of-Credit Rights, and other security therefore, including Supporting Obligations.
“Closing Date” means the date on which all of the conditions precedent in Section 3 of this Agreement are satisfied and the initial Loans are made under this Agreement.
“Code” means the Uniform Commercial Code (or any successor statute), as adopted and in force in the Jurisdiction or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state. Any term used in this Agreement and in any financing statement filed in connection herewith which is defined in the Code and not otherwise defined in this Agreement or in any other Loan Document has the meaning given to the term in the Code.
“Collateral” means all property of Borrower, wherever located and whether now owned by Borrower or hereafter acquired, including but not limited to: (a) all Inventory; (b) all General Intangibles; (c) all Accounts; (d) Chattel Paper; (e) all Instruments and Documents and any other instrument or intangible representing payment for goods or services; (f) all Equipment, provided however, specifically excluding all fixtures that would be defined as “Building Equipment” in that certain Beneficiary Agreement dated October 23, 2002 executed by Cathay Bank in favor of Congress; (g) all Investment Property; (h) all Commercial Tort Claims; (i) all Letter-of-Credit Rights; (j) all Deposit Accounts and funds on deposit therein, including but not limited to any Disbursements Account, Collections Account or funds otherwise on deposit with or under the control of Bank or its agents or correspondents; (k) all Fixtures; and (l) all parts, replacements, substitutions, profits, products, Accessions and cash and non-cash Proceeds and Supporting Obligations of any of the foregoing (including, but not limited to, insurance proceeds) in any form and wherever located. The foregoing Fixtures collateral is located at or affixed to the real property known as 3775 Kensington Avenue, Philadelphia, Pennsylvania, Philadelphia County, PA, 1502 Crocker Avenue, Hayward, CA, 31153 San Antonio Street, Hayward, CA and 30831 Huntwood Avenue, Hayward, CA. Collateral shall include all written or electronically recorded books and records relating to any such Collateral and other rights relating thereto. Collateral shall specifically exclude all Intellectual Property.
“Collateral Location” means any location where Collateral is located, as identified and certified by Borrower on the Borrower Information Certificate.
“Collections Account” means any Deposit Account maintained by Borrower at Bank to which collections, deposits and other payments on or with respect to Collateral may be made pursuant to the terms hereof, to which only Bank shall have access to withdraw or otherwise direct the disposition of funds on deposit therein.
“Commercial Tort Claim” has the meaning set forth in the Code.
“Debt” means all liabilities of a Person as determined under GAAP and all obligations which such Person has guaranteed or endorsed or is otherwise secondarily or jointly liable for, and shall include, without limitation (a) all obligations for borrowed money or purchased assets, (b) obligations secured by assets whether or not any personal liability exists, (c) the capitalized amount of any capital or finance lease obligations, (d) the unfunded portion of pension or benefit plans or other similar liabilities, (e) obligations as a general partner, (f) contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, (g) obligations for deposits, and (h) obligations under Swap Agreements.
“Default” has the meaning set forth in the definition of Event of Default.
“Default Rate” on any date, means a rate per annum that is equal to (i) in the case of each Loan outstanding on such date, 3.0% in excess of the rate otherwise applicable to such Loan on such date, and (ii) in the case of any other Obligations outstanding on such date, 3.0% in excess of the Prime Rate in effect on such date, provided that Obligations under Swap Agreements shall bear interest at the Default Rate determined in accordance with the terms of said Swap Agreements.
“Deposit Account” has the meaning set forth in the Code.
“Disbursement Account” means any Deposit Account maintained by Borrower with Bank for the purpose of depositing the proceeds of Loans made pursuant hereto.
“Document” has the meaning set forth in the Code.
“Electronic Chattel Paper” has the meaning set forth in the Code.
“Eligible Accounts” means all Accounts in U.S. dollars evidenced by a paper invoice or electronic equivalent (valued at the face amount of such invoice, less maximum discounts, credits and allowances which may be taken by Account Debtors on such Accounts, net of any sales tax, finance charges or late payment charges included in the invoiced amount, net of any accruals for adjustments, returns, rebates, chargebacks and discounts and net of Borrower’s “chargeback/wac” accrual) created or acquired by Borrower arising from the sale of Inventory and/or the provision of certain services in Borrower’s ordinary course of business (as approved by Bank) in which Bank has a first (and only) priority, perfected security interest, but excluding, without duplication

                    (a) Accounts outstanding for longer than (i) with respect to Accounts owing by Teva, (A) sixty (60) days from the original invoice date or (B) thirty (30) days from the original due date, whichever is shorter and (ii) with respect to all Account Debtors other than Teva, ninety (90) days from original invoice date or (iii) sixty (60) days from the original due date, which ever is shorter;
                    (b) all Accounts owed by an Account Debtor if more than fifty percent (50%) of the Accounts owed by such Account Debtor to Borrower are deemed ineligible hereunder pursuant to clause (a);
                    (c) Accounts owing from any Affiliate of Borrower;
                    (d) Accounts owed by a creditor of Borrower to the extent of the amount of the indebtedness of Borrower to such creditor;
                    (e) Accounts which are in dispute or subject to any counterclaim, contra-account, volume rebate, cooperative advertising accrual, deposit or offset, to the extent of the amount of such counterclaim, contra-account, volume rebate, cooperative advertising accrual, deposit or offset;
                    (f) Accounts owing by any Account Debtor which is not Solvent;
                    (g) Accounts arising from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or similar basis or which is subject to repurchase, return, rejection, repossession, loss or damage;
                    (h) Accounts owed by an Account Debtor that (1) is a Sanctioned Person or (2) except with respect to Teva, is located outside of the United States of America or Canada, unless in its sole and absolute discretion Bank agrees to allow such Account to be an Eligible Account and such Account is supported by a letter of credit or credit insurance assigned to Bank and which is issued by a financial institution and in an amount and on terms which are acceptable to Bank in its sole and absolute discretion;
                    (i) Accounts owed by the United States of America or other governmental or quasi-governmental unit, agency or subdivision unless Borrower shall have complied with all applicable federal and state assignment of claims laws;
                    (j) Accounts as to which the goods giving rise to the Account have not been delivered to and accepted by the Account Debtor or the service giving rise to the Account has not been completely performed or which do not represent a final sale;
                    (k) Accounts evidenced by a note or other Instrument or Chattel Paper or reduced to judgment;
                    (l) such Accounts of a single account debtor or its Affiliates (other than Cardinal Health, Inc., Amerisource Bergen Corp., McKesson Corp., Teva, Schering Corporation and Walgreen Co.) which constitute more than ten (10%) percent of all otherwise

Eligible Accounts, or in the case of Cardinal Health, Inc., Walgreen Co., Schering Corporation, Amen source Bergen Corp. or McKesson Corp., such Accounts of each such Person which constitute more than thirty (30%) percent of all otherwise Eligible Accounts, or in the case of Teva, such Accounts of such Person which constitute more than the Teva Percentage of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentages may be deemed Eligible Accounts); provided, however, that Bank may reduce the percentages for Cardinal Health, Inc., Amerisource Bergen Corp., McKesson Corp., Teva, Schering Corporation and/or Walgreen Co. set forth above to a percentage not less than ten (10%) percent of all otherwise Eligible Accounts of such Person as determined by Bank in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Bank has no written notice thereof from Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Bank;
                    (m) Accounts which, by contract, subrogation, mechanics’ lien laws or otherwise, are subject to claims by Borrower’s creditors or other third parties or which are owed by Account Debtors as to whom any creditor of Borrower (including any bonding company) has lien or retainage rights;
                    (n) Accounts owed by an Account Debtor which is located in a jurisdiction where Borrower is required to qualify to transact business or to file reports, unless Borrower has so qualified or filed;
                    (o) Accounts owed by an Account Debtor who disputes the liability therefor;
                    (p) Accounts owed by an Account Debtor that shall be the subject of any proceeding of the type described in Section 8.1(g) or (h)
                    (q) Accounts consisting of Royalty Payments that have been outstanding more than thirty (30) days from the due date therefore or with respect to which Bank has not received a copy of the written confirmation of the account debtor with respect to such Royalty Payment of such account debtor’s obligation to Borrower to pay such Royalty Payment.
                    (r) Any other Account which Bank otherwise in its sole and absolute discretion deems to be ineligible.
No Account shall be an Eligible Account if any representation, warranty or covenant herein relating thereto shall be untrue, misleading or in default.
“Eligible Equipment” means “Eligible Equipment” shall mean all Equipment owned by Borrower and is in good order, repair, running and marketable condition, located at Borrower’s premises and acceptable to Lender in all respects. In general, Eligible Equipment shall not include: (i) Equipment at premises other than those owned and controlled by Borrower, except for Equipment at locations leased by Borrower if either Bank shall have received a Third Party Waiver duly authorized, executed and delivered by the owner or operator of such premises in form and substance satisfactory to Bank, or if Bank shall not have received such an agreement

(or Bank shall determine to accept a Third Party Waiver that does not include all required provisions or provisions in the form otherwise required by Bank), Bank shall have established a reserve against availability of Revolver Loans with respect to amounts at any time payable by Borrower to the owner and lessor of such premises as Bank shall determine; (ii) Equipment subject to a security interest or lien in favor of any person other than Bank, except for Permitted Liens; (iii) Equipment which is not located in the continental United States of America; (iv) Equipment which is not subject to the first priority, valid and perfected security interest of Bank; (v) worn-out, obsolete, damaged or defective Equipment or Equipment not used or usable in the ordinary course of Borrower’s business as presently conducted; (vi) computer hardware, furniture, fixtures and soft-costs; or (vii) Equipment that is or becomes a fixture to any Real Property unless such Real Property is encumbered by a first priority mortgage lien in favor of Bank. General criteria for Eligible Equipment may be established and revised from time to time by Bank in good faith based on an event, condition or other circumstance arising after the date hereof, or existing on the date hereof to the extent Bank has no written notice thereof from Borrower, which adversely affects or could reasonably be expected to adversely affect the Equipment in the good faith determination of Bank. Any Equipment which is not Eligible Equipment shall nevertheless be part of the Collateral.
“Eligible Inventory” means all Inventory acquired by Borrower in the ordinary course of its business as presently conducted consisting of raw materials and finished goods (but specifically excluding work-in-process) which Bank has determined to be eligible for credit extensions hereunder, valued at the lower of cost or market on a first-in, first-out basis and consistent with the most recent appraisal received by Bank, but excluding, however, in any event, without limitation of the foregoing, unless otherwise approved by Bank, any such Inventory which
                    (a) is not at all times subject to a duly perfected, first priority (and only) security interest in favor of Bank;
                    (b) is not in good and saleable condition;
                    (c) is on consignment from, or subject to, any repurchase agreement with any supplier;
                    (d) constitutes returned, repossessed, damaged, defective, obsolete, or slow-moving goods as determined by Bank;
                    (e) does not conform in all respects to the warranties and representations set forth in the Loan Documents in respect of inventory Collateral or Collateral generally;
                    (f) is subject to a negotiable document of title (unless issued or endorsed to Bank);
                    (g) is subject to any license or other agreement that limits or restricts Borrower’s or Bank’s right to sell or otherwise dispose of such inventory (unless the licensor and Borrower enter into a licensor waiver in form and substance satisfactory to Bank);
                    (h) is not located at a Collateral Location;

                    (i) constitutes inventory-in-transit;
                    (j) is located at a Collateral Location with respect to which, if not owned and controlled by Borrower, Bank has not received from the Person owning such property or in control thereof a Third Party Waiver (unless Reserves are imposed with regard thereto as determined by Bank in its sole and absolute discretion);
                    (k) consists of any packaging materials, supplies or promotional materials;
                    (l) consists of samples;
                    (m) consists of trial, test, unapproved or developmental products including, without limitation, products which are not FDA Approved Products;
                    (n) consists of Inventory which is not readily saleable in accordance with, or does not meet all standards imposed by, applicable law, including, without limitation, the Federal Food, Drug and Cosmetic Act and all rules and regulations and orders related thereto;
                    (o) consists of Short Dated Inventory;
                    (p) has been returned to, or repossessed by, Borrower;
                    (q) consists of Inventory which Bank otherwise in its sole and absolute discretion deems to not be Eligible Inventory.
“Eligible Royalty Payments” means all Royalty Payments that have not been outstanding more than thirty (30) days from their respective due date and with respect to which Bank has received a copy of the written confirmation of the account debtor with respect to such Royalty Payment of the account debtor’s obligation to pay such Royalty Payment to Borrower.
“Environmental Laws” means, collectively the following acts and laws, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act; the Toxic Substances Act; the Clean Water Act; the Clean Air Act; the Oil Pollution and Hazardous Substances Control Act of 1978; and any other “Superfund” or “Superlien” law or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.
“ERISA” has the meaning set forth in Section 4.17.
“ERISA Affiliate” shall mean any person required to be aggregated with Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the IRS Code.
“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the IRS Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the IRS Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the IRS Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a “prohibited transaction” with respect to which Borrower or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the IRS Code) or with respect to which Borrower or any of its Subsidiaries could otherwise be liable; (f) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate in excess of $1,000,000; and (j) any other event or condition with respect to a Plan including any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of Borrower in excess of$1,000,000.
“Equipment” has the meaning set forth in the Code.
“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
“Event of Default” means any event specified as such in Section 8.1 hereof (“Events of Default”), provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both; “Default” or “default” means any of such events, whether or not any such requirement for the giving of notice or the lapse of time or the happening of any further condition, event or act shall have been satisfied.
“Excess Availability” means, on any date, the difference derived when (a) the principal amount of Revolver Loans and Letter of Credit Obligations then outstanding (including any amounts that Bank may have paid for the account of Borrower pursuant to any of the Loan Documents and that have not been reimbursed by Borrower), plus all sums due and owing Borrower’s trade creditor which are more than sixty (60) days past due, is subtracted from (b) the lesser of the (i) Revolver Commitment and (ii) Borrowing Base on such date.
“Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.
“Existing Loan Agreement” means that certain Loan and Security Agreement dated as of October 22, 2002 between Borrower and Bank (as successor in interest to Congress Financial Corporation), as the same may have been modified, amended and or restated.

“Existing Loan Documents” means the Financing Agreements, as such term is defined in the Existing Loan Agreement, as the same may have been modified, amended or restated.
“Existing Loans” means those certain loans made by Bank to Borrower under the Existing Loan Agreement.
“FDA” means the Food and Drug Administration.
“FDA Approved Products” means Inventory of Borrower which has been approved for sale with no restrictions by the FDA and each other governmental agency, authority, bureau or subdivision which has jurisdiction thereover.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Bank from three Federal Funds brokers of recognized standing selected by it.
“Field Exam Cost Limit” shall mean Ten Thousand Dollars ($10,000.00) per field exam during the 2006 calendar year, and, for each calendar year subsequent to the 2006 calendar year, one hundred two percent of the Field Exam Cost Limit for the immediately preceding calendar year.
“Fixtures” has the meaning set forth in the Code.
“GAAP” means generally accepted accounting principles as in effect in the Unites States from time to time.
“General Intangibles” has the meaning set forth in the Code, and includes, without limitation, general intangibles of Borrower, whether now owned or hereafter created or acquired by Borrower, including all choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of any of Borrower’s Accounts by an Account Debtor, all rights to indemnification and all other intangible property of Borrower of every kind and nature (other than Accounts).
“Instrument” has the meaning set forth in the Code.
“Intellectual Property” shall mean Borrower’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; software and contract rights relating to software, in whatever form created or maintained.
“Interest Period” means, in respect of each LIBOR Loan, a period of one, two, three or six months with respect to such LIBOR Loan; provided that:
                    (a) the Interest Period shall commence on the date of advance of or conversion to an LIBOR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;
                    (b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
                    (c) any Interest Period with respect to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is not numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
                    (d) no Interest Period shall extend beyond the Termination Date.
“Inventory” has the meaning set forth in the Code.
“Inventory Loan Limit” means an amount equal to Fifteen Million Dollars ($15,000,000.00).
“Inventory Reliance” means, as of the last day of each month, calculated on a rolling six (6) month period ending on such date, the quotient (expressed as a percentage) obtained by dividing (a) the average outstanding Revolver Loans, plus the average outstanding Letter of Credit Obligations, in each case supported by Borrower’s Eligible Inventory by (b) the average total outstanding Revolver Loans, plus the average outstanding Letter of Credit Obligations. During any such period during which no Revolver Loans are outstanding, the Inventory Reliance shall be zero.
“IRS Code” means the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
“Investment Property” has the meaning set forth in the Code.
“Item” means any “item” as defined in Section 4-104 of the Code, and shall also mean and include checks, drafts, money orders or other media of payment.
“Jurisdiction” means the Commonwealth of Pennsylvania.
“Letter of Credit” means a letter of credit issued by Bank for the account of Borrower as provided in Sections 2.1.1 and 2.10 hereof.

“Letter of Credit Obligations” means, at any time, (a) the undrawn face amount of each outstanding Letter of Credit and (b) all obligations of Borrower to Bank, including but not limited to reimbursement obligations, commissions and fees, incurred by Borrower in connection with Bank’s issuance, amendment, renewal or extension of Letters of Credit hereunder.
“Letter-of-Credit Right” has the meaning set forth in the Code.
“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Obligations, whether arising by agreement or under any statute or law or otherwise.
“LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in U.S. dollars in minimum amounts of at least Five Million Dollars ($5,000,000.00) for a period equal to the applicable Interest Period which appears on Telerate page 3750 at approximately 11:00 a.m. (London time) two (2) LIBOR Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)). If, for any reason, such rate does not appear on Telerate page 3750, then “LIBOR” shall be determined by Bank to be the arithmetic average of the rate per annum at which deposits in U.S. dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to Bank at approximately 11:00 a.m. (London time) two (2) LIBOR Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by Bank of LIBOR shall be conclusive and binding for all purposes, absent demonstrated error.
“LIBOR Business Day” means with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Loan, any day that is a Business Day and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“LIBOR Loan” means a Loan or portion thereof, during any period in which it bears interest at a rate based upon the LIBOR Rate.
“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by Bank pursuant to the following formula:

“LIBOR RATE” =	LIBOR
1.00 — Eurodollar Reserve Percentage
“Loans” means the Revolver Loans.
“Loan Documents” means this Agreement, each other Security Agreement, the Note, the Notice of Borrowings, the Borrower Information Certificate, Borrowing Base Certificates, UCC-1 financing statements and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing the Obligations contemplated hereby or delivered in connection herewith, as they maybe modified, amended, extended, renewed or substituted from time to time, but does not include Swap Agreements.
“Material Adverse Effect” means any (a) material adverse effect upon the validity, performance or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby, (b) material adverse effect upon the properties, business, prospects or condition

(financial or otherwise) of Borrower and/or any other Person obligated under any of the Loan Documents, (c) material adverse effect upon the ability of Borrower or any other Person to fulfill any obligation under any of the Loan Documents, or (d) material adverse effect on the Collateral; provided, however, any change in the stock price or trading volume of the capital stock of Borrower shall not be taken into account in determining whether there has been or would be a Material Adverse Effect.
“Material Agreement” means an agreement to which Borrower is a party (other than the Loan Documents) (a) which is deemed to be a material contract as provided in Regulation S-K promulgated by the Securities and Exchange Commission under the Securities Act of 1933 or (b) for which breach, termination, cancellation, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Material ANDA” shall mean any ANDA the breach, nonperformance, cancellation or failure to renew by any party thereto would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Borrower or the validity or enforceability of this Agreement, any of the other Loan Documents, or any of the rights and remedies of Bank hereunder or thereunder.
“Material Contract” shall mean any contract or other agreement (excluding the Loan Documents but specifically including each Material Agreement), whether written or oral, to which Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Borrower or the validity or enforceability of this Agreement, any of the other Loan Documents, or any of the rights and remedies of Bank hereunder or thereunder.
“Material License Agreement” shall mean any Material Contract of Borrower pursuant to which Borrower has a license or other right to use any patents, trademarks, logos, designs, representations or other Intellectual Property owned by another Person.
“Material Licensor License Agreement” shall mean any Material Contract of Borrower pursuant to which Borrower has granted a license or other right to use any patents, trademarks, logos, designs, representations or other Intellectual Property owned by Borrower.
“Maximum Equipment Advance Amount” shall mean, initially Six Million Dollars ($6,000,000.00). Commencing on May 1, 2006, the Maximum Equipment Advance Amount shall permanently reduce on a monthly basis on the first day of each month by $200,000.00 per month.
“Mortgage” means the Amended and Restated Open-End Mortgage and Security Agreement of even date herewith by Borrower in favor of Bank with respect to real property located at 3775 Kensington Avenue, Philadelphia, PA and related assets of Borrower, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced in accordance with its respective terms.
“Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by Borrower.
“Net Cash Position” means, as of any date, Borrower’s cash and Cash Equivalents on such date (specifically excluding any deposit accounts, certificates of deposit or other similar items maintained with a financial institution other than Bank unless Bank has received a satisfactory control agreement with respect to such account or otherwise obtained a first priority perfected security interest in such account or certificate of deposit), minus outstanding Revolver Loans on such date.
“NOLV” means, with respect to any Inventory or Equipment, the expected net dollar amount to be realized at an orderly negotiated sale of such Inventory or Equipment, expressed as a percentage of the original cost of such Inventory or Equipment net of operating expenses, liquidation expenses and commissions, as determined by Bank from time to time based upon the most recent appraisals of Bank or its agents in form and substance satisfactory to Bank in all respects.
“Net Proceeds” means, with respect to a disposition of any Collateral, proceeds (including cash receivable (when received) by way of deferred payment) received by Borrower in cash from the sale, lease, transfer or other disposition of such Collateral, including insurance proceeds and awards of compensation received with respect to the destruction or condemnation of all or part of such Collateral, net of: (a) the reasonable and customary costs and expenses of such sale, lease, transfer or other disposition (including legal fees and sales commissions); (b) amounts applied to repayment of Debt for borrowed money (other than the Obligations) secured by a Permitted Lien on such Collateral disposed of that is senior to Bank’s Liens; and (c) in connection with any sale of Collateral, a reasonable reserve for post-closing adjustments to the purchase price, provided that upon the expiration of not more than ninety (90) days after the sale, any remaining reserve balance is remitted to Bank for application to the Obligations.
“Note” shall mean the Revolver Note and any other promissory note now or hereafter evidencing any Obligations, and all modifications, extensions and renewals thereof.
“Notice of Borrowing” with respect to Revolver Loans means the written request for a Revolver Loan as identified in Section 2.5.2 hereof.
“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control or any successor thereto.
“Obligations” means all obligations now or hereafter owed to Bank or any Affiliate of Bank by Borrower, whether related or unrelated to the Loans, this Agreement or the Loan Documents, including, without limitation, amounts owed or to be owed under the terms of the Loan Documents, or arising out of the transactions described therein, including, without limitation, the Loans, any Debt arising out of or relating to any Deposit Accounts of Borrower at Bank or any Affiliate of Bank or any cash management services or other products or services, including merchant card and ACH transfer services, Letter of Credit Obligations for outstanding Letters of Credit, obligations for banker’s acceptances issued for the account of Borrower or its Subsidiaries, amounts paid by Bank under Letters of Credit or drafts accepted by Bank for the account of Borrower or its Subsidiaries, together with all interest accruing thereon, including any interest on pre-petition Debt accruing after bankruptcy, all existing and future obligations under any Swap Agreements between Bank or any Affiliate of Bank and Borrower whenever executed (including obligations under Swap Agreements entered into prior to any transfer or sale of Bank’s interests hereunder if Bank ceases to be a party hereto), all fees, all costs of collection, attorneys’ fees and expenses of or advances by Bank which Bank pays or incurs in discharge of obligations of Borrower or to inspect, repossess, protect, preserve, store or dispose of any Collateral, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.
“Permitted Acquisition” means any acquisition by Borrower or any wholly-owned Subsidiary, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the equity interests of, or a business line or unit or a division of, any Person which is organized in and whose operations and assets are conducted and located in the United States of America; provided that,
          (i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
          (ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable laws;
          (iii) in the case of the acquisition of equity interests, all of the equity interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition shall be owned 100% by Borrower or such newly formed Subsidiary;
          (iv) Borrower shall have delivered to Bank at least ten (10) Business Days prior to such proposed acquisition (A) a compliance certificate and supporting calculations evidencing compliance with Sections 7.1 and 7.2 both before and after giving effect to such acquisition and pro form compliance with Sections 7.1 and 7.2 for the twelve (12) month period following such acquisition, (B) all relevant financial information with respect to such acquired assets or equity interests (and any issuer thereof), including, without limitation, the Acquisition Consideration for such acquisition and any other information required to demonstrate compliance with Sections 7.1 and 7.2, (C) projections for Borrower after giving effect to such acquisition, in form and content satisfactory to Bank for the next succeeding twelve (12) month period, which projections must demonstrate, inter alia, that the proposed acquisition will be accretive to Borrower’s earnings, and (D) copies of all material documents and agreements in connection with such acquisition;
          (v) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which Borrower and its Subsidiaries are engaged or a similar or related business or line of business or such other lines of businesses as may be consented to by Bank;
          (vi) Borrower’s Net Cash Position after giving effect to such acquisition shall be at least Twenty Million Dollars ($20,000,000.00);
          (vii) Borrower shall have Excess Availability (specifically excluding any acquired assets) of at least Twenty-Five Million Dollars ($25,000,000.00) both before and after giving effect to such acquisition;
          (viii) if such acquisition is structured as a purchase of equity interests by Borrower or a newly formed Subsidiary of Borrower, both the Person acquired as well as any newly formed Subsidiary of Borrower shall (A) have joined this Agreement as a Borrower and shall have executed such documentation in connection therewith as may be required by Bank and (B) be deemed to have made and joined in all of the representations, warranties and covenants set forth in this Agreement and each of the other Loan Documents, all of which shall be true and correct for such Person and any newly formed subsidiary on and as of the date of such acquisition and at all times thereafter;
          (ix) such acquisition shall be funded solely by Borrower’s cash and/or Subordinated Debt and no Revolver Loans may be used to fund such acquisition;
          (x) if such acquisition is structured as a purchase of assets, such assets shall not be included in the calculation of the Borrowing Base until Bank has completed an audit and/or field exam with respect to such assets which is satisfactory to Bank; and
          (xi) the total Acquisition Consideration paid (A) in connection with any one acquisition shall not exceed Twenty Million Dollars ($20,000,000.00) and (B) for all Permitted Acquisitions during the Term shall not exceed Forty Million Dollars ($40,000,000.00); and
          (xii) within ten (10) days of the closing of such acquisition, Borrower shall have delivered to Bank copies of all material documents and agreements in connection with such acquisition.
“Permitted Debt” has the meaning set forth in Section 6.1 hereof.
“Permitted Dispositions” means, collectively, each of the following:
          (a) dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
          (b) dispositions of inventory in the ordinary course of business; and
          (c) dispositions of equipment to the extent that, within ninety (90) days, (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are applied to the purchase price of such replacement property.
“Permitted Liens” has the meaning set forth in Section 6.2 hereof.
“Person” means any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, limited liability company, any government or any agency or political subdivision of any government, or any other entity or organization.
“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.
“Prime Rate” means that rate announced by Bank from time to time as its prime rate and is one of several interest rate bases used by Bank. Bank lends at rates both above and below Bank’s

Prime Rate, and Borrower acknowledges that Bank’s Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Bank.
“Prime Rate Loan” means a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the Prime Rate.
“Proceeds” has the meaning set forth in the Code.
“Properly Contested” means, in the case of any Debt of Borrower (including any taxes) that is not paid as and when due or payable by reason of Borrower’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (a) such Debt is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) Borrower has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture or sale of any assets of Borrower; (d) no Lien is imposed upon any of Borrower’s assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Bank (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (e) if the Debt results from, or is determined by the entry, rendition or issuance against Borrower or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (f) if such contest is abandoned, settled or determined adversely (in whole or in part) to Borrower, Borrower forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.
“Raw Materials Inventory Loan Limit” means at any time the amount of Seven Million Dollars ($7,000,000.00).
“Regulated Materials” means any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.
“Reserves” means, on any date of determination thereof, an amount equal to the sum of the following (without duplication): (a) such reserves as may be established from time to time by Bank to reflect changes in the salability of any Eligible Inventory in the ordinary course of business of Borrower or such other factors as may negatively impact the value of any Eligible Inventory, including reserves based on obsolescence, seasonality, theft or other shrinkage, imbalance, change in composition or mix, or markdowns; (b) all amounts of past due rent, fees or other charges owing at such time by Borrower to any landlord of any premises where any of the Collateral is located or to any processor, repairman, mechanic or other Person who is in possession of any Collateral or has asserted any Lien or claim thereto; (c) any amounts which Borrower is obligated to pay pursuant to the provisions of any of the Loan Documents that Bank elects to pay for the account of Borrower in accordance with authority contained in any of the Loan Documents; (d) any amount received by Bank from an assignment of business interruption insurance and applied to the Revolver Loans; (e) the aggregate amount of reserves established by Bank in its reasonable discretion in respect of Banking Relationship Debt; (f) all customer deposits or other prepayments held by Borrower; (g) the aggregate amount of all liabilities and obligations that are secured by Liens upon any of the Collateral that are senior in priority to Bank’s Liens if such Liens are not Permitted Liens (provided that the imposition of a reserve hereunder on account of such Liens shall not be deemed a waiver of the Event of Default that arises from the existence of such Liens); (h) such reserves as may be established from time to time by Bank as a result of dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of Borrower for such period) as calculated by Bank for any period exceeding six (6%) percent of the aggregate dollar amount of the sales of Borrower for such period, (i) such reserves as may be established from time to time by Bank with regard to chargebacks and/or rebates with respect to the Accounts, (j) such reserves may be established from time to time by Bank with regard to discounts, claims, credits and allowances of any nature with respect to Accounts, (k) amounts due or to become due to owners and licensors of Intellectual Property used by Borrower; and (l) such additional reserves, in such amounts and with respect to such matters, as Bank in its sole and absolute discretion may elect to impose from time to time.
“Revolver Commitment” means the commitment of Bank, subject to the terms and conditions herein, to make Revolver Loans and issue Letters of Credit in accordance with the provisions of Section 2 hereof in an aggregate amount not to exceed Thirty-Five Million Dollars ($35,000,000.00) at any one time.
“Revolver Loan” means a loan made by Bank as provided in Section 2.1.1 hereof.
“Revolver Note” has the meaning set forth in Section 2.1.2 hereof.
“Royalty Payments” means all royalty payments or other similar payments, however characterized or defined, which are payable to Borrower by any Person.
“Sanctioned Country” means a country subject to the sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html or as otherwise published from time to time.
“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“Security Agreement” means this Agreement as it relates to a security interest in the Collateral, and any other mortgage instrument, security agreement or similar instrument now or hereafter executed by Borrower or other Person granting Bank a security interest in any Collateral to secure the Obligations.
“Senior Officer” means the chairman of the board of directors, the president or the chief financial officer of, or in-house legal counsel to, Borrower.
“Short Dated Inventory” means, at any time of determination, Inventory having an expiration date of less than twelve (12) months from such date.
“Solvent” means, as to any Person, that such Person has capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and has assets having a fair value greater than its liabilities, at fair valuation.

“Subordinated Debt” means any Debt of Borrower or any of its Subsidiaries that is subordinated to the Obligations pursuant to a written agreement by and among Borrower, Bank and the applicable subordinated lender, which agreement must be in form and content satisfactory to Bank.
“Subsidiary” means any corporation, partnership or other entity in which Borrower, directly or indirectly, owns more than fifty percent (50%) of the stock, capital or income interests, or other beneficial interests, or which is effectively controlled by such Person.
“Supporting Obligation” has the meaning set forth in the Code.
“Swap Agreement” has the meaning for swap agreement as defined in 11 U.S.C. § 101, as in effect from time to time, or any successor statute, and includes, without limitation, any rate swap agreement, forward rate agreement, commodity swap, commodity option, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option and any other similar agreement.
“Tangible Chattel Paper” has the meaning set forth in the Code.
“Term” means the period from and including the Closing Date to but not including the Termination Date.
“Termination Date” means the earliest of (a) October 31, 2008, (b) the date on which Borrower terminates this Agreement and the credit facilities provided hereunder pursuant to Section 2.13 hereof, and (c) the date on which Bank terminates its obligation to make Loans and other extensions of credit to Borrower pursuant to Section 8.2(a) hereof.
“Teva” means Teva Pharmaceuticals Curacao N.V., a corporation organized under the laws of the Netherlands Antilles.
“Teva Percentage” means thirty percent (30%). The Teva Percentage may be increased in connection with new product launches by Borrower to up to fifty percent (50%) as determined by Bank in good faith, in each case no more than twice per year for no more than sixty (60) days each time.
“Third Par Waiver” means a waiver or subordination of Liens satisfactory to Bank from any lessors, mortgages, warehouse operators, processors or other third parties that might have lienholders’ enforcement rights against any Collateral, waiving or subordinating those rights in favor of Bank and assuring Bank’s access to the Collateral in exercise of Bank’s rights hereunder.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.
“Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

          1.2 Financial Terms. All financial terms used herein shall have the meanings assigned to them under GAAP unless another meaning shall be specified.
     2. The Credit Facility; Letters of Credit; Interest and Fees.
          2.1 The Credit Facility.
               2.1.1 Revolver Commitment.
                    (a) Bank agrees, on the terms and conditions set forth in this Agreement, to make Revolver Loans to Borrower and to issue letters of credit on behalf of Borrower from time to time during the Term in amounts such that the aggregate principal amount of Revolver Loans and the face amount of any letters of credit at any one time outstanding will not exceed the lesser of (i) the Revolver Commitment and (ii) the Borrowing Base, subject to the limitations set forth in Section 2.1.1(b). Revolver Loans may be Prime Loans or LIBOR Loans. Within the foregoing limit, Borrower may borrow, prepay and reborrow Revolver Loans at any time during the Term.
                    (b) The aggregate amount of Revolver Loans, plus Letter of Credit Obligations outstanding at any time (i) based upon Eligible Inventory, shall not exceed the inventory Loan Limit, (ii) based upon Eligible Inventory constituting Bulk Inventory, shall not exceed the Bulk Inventory Loan Limit and (iii) based upon Eligible Inventory consisting of raw materials, shall not exceed the Raw Materials Inventory Loan Limit.
                    (c) No Revolver Loans supported by Eligible Inventory or Eligible Equipment shall be available to Borrower until Bank receives a current appraisal of all of Borrower’s Inventory (in the case of Revolver Loans supported by Eligible Inventory) or Equipment (in the case of Revolver Loans supported by Eligible Equipment) which appraisal shall be in form and content satisfactory to Bank and prepared by an appraiser satisfactory to Bank.
                    (d) The aggregate amount of Revolver Loans supported by Eligible Royalty Payments shall at no time exceed One Million Five Hundred Thousand Dollars ($1,500,000.00).
               2.1.2 Revolver Note. Borrower shall execute and deliver to Bank, on the Closing Date, a promissory note in the form of Exhibit A-1 attached hereto and made a part hereof (the “Revolver Note”), which Revolver Note, in addition to the records of Bank, shall evidence the Revolver Loans and interest accruing thereon. All outstanding principal amounts and accrued interest under the Revolver Note shall be due and payable in accordance with the terms of the Revolver Note and this Agreement.
          2.2 Collections Account.
               2.2.1 Collections Account. Borrower shall establish a lockbox under the control of Bank to which all Account Debtors shall forward payments on the Accounts. Borrower shall pay all of Bank’s standard fees and charges in connection with such lockbox arrangement and Collections Account as such fees and charges may change from time to time.

Borrower shall notify Account Debtors on the Accounts to forward payments on the Accounts to the lockbox; provided, however, that, after the occurrence and during the continue of an Event of Default, Bank shall have the right to directly contact Account Debtors at any time to ensure that payments on the Accounts are directed to the lockbox. All payment items received by Borrower on Accounts and sale of Inventory and other Collateral shall be held by Borrower in trust for Bank and not commingled with Borrower’s funds and shall be deposited promptly by Borrower to the Collections Account. All such items shall be the exclusive property of Bank upon the earlier of the receipt thereof by Bank or by Borrower. Borrower hereby grants to Bank a security interest in and lien upon all items and balances held in any lockbox, the Disbursements Account and the Collections Account as Collateral for the Obligations, in addition to and cumulative with the general security interest in all assets of Borrower (including all Deposit Accounts) contained in Section 9.1 hereof.
               2.2.2 Power of Attorney. Borrower hereby irrevocably appoints Bank (and any duly authorized Person designated by Bank) as Borrower’s attorney-in-fact to endorse Borrower’s name on any checks, drafts, money orders or other media of payment which come into Bank’s possession or control; this power being coupled with an interest is irrevocable so long as any of the Obligations remain outstanding. Such endorsement by Bank under power of attorney shall, for all purposes, be deemed to have been made by Borrower (prior to any subsequent endorsement by Bank) in negotiation of the item.
               2.2.3 Application of Payments. Payment items received shall be deposited into the Collections Account, subject to chargebacks for uncollected payment items, and if no Event of Default exists and no Revolver Loans are then outstanding or have been repaid, Bank shall pay over such of the proceeds of such payments to a Deposit Account maintained by Borrower at Bank and designated in writing by Borrower. All funds deposited into the Collections Account on any Business Day shall be deemed to have been applied by Bank, for interest calculation purposes and for the purpose of determining the availability of Revolver Loans hereunder, one (1) Business Day following deposit of such funds, to reduce the then outstanding balance of the Revolver Loans and to pay accrued interest thereon and to pay any other outstanding Obligations which are then due and payable hereunder. All amounts received directly by Borrower from any Account Debtor, in addition to all other cash received from any other source including but not limited to proceeds from any realization on any Collateral (but excluding the proceeds of any Revolver Loans made hereunder) shall be held by Borrower pursuant to an express trust (which is hereby created) for the benefit of Bank, shall be held by Borrower separate and segregated from all other funds of Borrower and shall be deposited into the Collection Account within one (1) Business Day of receipt thereof by Borrower. No payment item received by Bank shall constitute payment to Bank until such item is actually collected by Bank and credited to the Collections Account; provided, however, that Bank shall have the right to charge back to the Collections Account (or any other account of Borrower maintained at Bank) an item which is returned for inability to collect, plus accrued interest during the period of Bank’s provisional credit for such item prior to receiving notice of dishonor.
          2.3 Interest. Borrower agrees to pay interest in respect of all unpaid principal amounts of the Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the applicable rate indicated below:

               2.3.1 Prime Rate Loans. For Loans made or outstanding as Prime Rate Loans, the Applicable Margin in effect from time to time for such Prime Rate Loans plus the Prime Rate in effect from time to time.
               2.3.2 LIBOR Loans. For Loans made or outstanding as LIBOR Loans, the Applicable Margin in effect from time to time for such LIBOR Loans plus the LIBOR Rate.
               2.3.3 Indemnification. Borrower shall indemnify Bank against Bank’s loss or expense as a consequence of (a) Borrower’s failure to make any payment when due on a LIBOR Loan, (b) any payment, prepayment or conversion of any LIBOR Loan on a day other than the last day of the Interest Period, or (c) any failure to make a borrowing or conversion of a LIBOR Loan after giving notice thereof, in each case whether voluntarily, by reason of acceleration or otherwise (“Indemnified Loss or Expense”). The amount of such Indemnified Loss or Expense shall be determined by Bank based upon the assumption that Bank funded 100% of the applicable LIBOR Loan in the London interbank market.
          2.4 Interest Rate Adjustments.
               2.4.1 Prime Rate Loan. When a Prime Rate Loan is selected, the interest rate shall be adjusted from time to time, effective as of the date of each change in Bank’s Prime Rate and the Prime-based Rate shall continue to apply until another interest rate option is selected by Borrower for that Loan.
               2.4.2 LIBOR Loan. When a LIBOR Loan is selected, such interest rate shall be fixed for each Interest Period for which it is determined and shall apply for that Loan until another interest rate option is selected by Borrower for that Loan.
          2.5 Notice and Manner of Borrowing and Rate Conversion.
               2.5.1 Revolver Loans. Borrower shall give Bank irrevocable telephonic notice of each proposed Revolver Loan or permitted rate conversion not later than 11:00 a.m. (local time in Philadelphia, Pennsylvania) (a) on the same business day as each proposed Loan or rate conversion to a Prime Rate Loan and (b) at least two (2) LIBOR Business Days before each proposed Loan at or rate conversion to a LIBOR Loan. For each Revolver Loan each such notice shall specify (i) the date of such Loan or rate conversion, which shall be a Business Day or in the case of a LIBOR Loan, a LIBOR Business Day and, in the case of a conversion from a LIBOR Loan, shall be the last day of an Interest Period, (ii) the amount of each Loan or the amount to be converted, (iii) the interest rate selected by Borrower from the interest rate options set forth in this Agreement, and (iv) except for a Prime Loan, the Interest Period applicable thereto, which period must correspond to one of the interest rate options set forth in the definition of LIBOR Rate. Notices received after 11:00 a.m. (local time in Philadelphia, Pennsylvania) shall be deemed received on the next Business Day. Bank’s acceptance of such a request shall be indicated by its making the Loan requested. Such a Loan shall be made available to Borrower in immediately available funds by deposit into the Disbursement Account. Borrower may not request any LIBOR Loans if a Default or Event of Default exists. In no event may the number of LIBOR Loans outstanding at any time exceed four (4). Each LIBOR Loan requested shall be in a minimum amount of $1,000,000.00 and integral multiples of $100,000.00 in excess of that amount.
               2.5.2 Additional Provisions for Requests for Revolver Loans. Bank, in its discretion, may require from Borrower a signed written request for a Revolver Loan in form of a Notice of Borrowing satisfactory to Bank, which request shall be irrevocable and shall be delivered to Bank no later than 11:00 a.m. (local time in Philadelphia, Pennsylvania) on the date determined in accordance with Section 2.5.1, and shall set forth the calculation of the Borrowing Base and a reconciliation to the previous request or Borrowing Base Certificate, specify the information required by Section 2.5.1 for the proposed Revolver Loan and provide such other information as Bank may reasonably require.
                    (a) Subject to Section 2.5.2(c) below, unless payment is otherwise timely made by Borrower, the becoming due of any amount required to be paid with respect to any of the Obligations (whether as principal, accrued interest, fees or other charges owed to Bank or any Affiliate of Bank) shall be deemed irrevocably to be a request (without the requirement for the submission of a Notice of Borrowing) for Revolver Loans on the due date of, and in an aggregate amount required to pay, such Obligations, and Bank may disburse the proceeds of such Revolver Loans by way of direct payment of the relevant Obligations, and such Revolver Loans shall bear interest as Prime Rate Loans.
                    (b) Subject to Section 2.5.2(c) below, the presentation for payment of any check or other item of payment drawn on the Disbursement Account at a time when there are insufficient funds in such account to cover such item shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver Loans on the date of such presentation in an amount equal to the aggregate amount of the items presented for payment, and Bank may disburse the proceeds of such Revolver Loans to the Disbursement Account and such Revolver Loans shall bear interest as Prime Rate Loans.
                    (c) Bank shall have no obligation to Borrower to honor any deemed request for a Revolver Loan under Section 2.5.2(a) or Section 2.5.2(b) above after the Termination Date or when the principal amount of such Revolver Loan, when added to the aggregate outstanding principal amount of all Revolver Loans and the Letter of Credit Obligations would exceed the lesser of the Revolver Commitment and the Borrowing Base at such time or when any condition precedent in Section 3.2 hereof is not satisfied, but may do so in its discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default.
               2.5.3 Excess Outstandings. Notwithstanding the foregoing, Bank may, in its sole and absolute discretion, make or permit to remain outstanding Revolver Loans which, when added to the principal amount of all other Revolver Loans and Letter of Credit Obligations, exceed the Revolver Commitment or the Borrowing Base, and all such amounts shall (a) be part of the Obligations evidenced by the Revolver Note, (b) bear interest as provided herein, (c) be payable upon demand by Bank, and (d) be secured by the Collateral and be entitled to all rights and security as provided under the Loan Documents.
          2.6 Repayment of Loans.

               2.6.1 Repayment of Revolver Loans.
                    (a) The outstanding principal amount of the Revolver Loans shall be repaid as follows: Any portion of the Revolver Loans shall be paid by Borrower to Bank immediately upon each receipt by Bank or Borrower of any proceeds of any Accounts or Inventory, to the extent of such proceeds. Unless otherwise specified by Borrower, all principal repayments of Revolver Loans shall be applied by Bank, first, to outstanding Prime Rate Loans and, second, to any outstanding LIBOR Loans. After the occurrence and during the continuance of an Event of Default, Bank may apply all proceeds of Accounts or other Collateral received by Bank and all other payments in respect of the Obligations to the Revolver Loans whether or not then due or to any other Obligations then due, in whatever order or manner Bank shall determine. In any event, the outstanding principal amount of Revolver Loans shall be due and payable on the Termination Date.
                    (b) Interest accrued on the Revolver Loans shall be due and payable as follows: (i) in the case of a Prime Rate Loan, on the first day of each month for the immediately preceding month), computed through the last calendar day of the preceding month, (ii) in the case of LIBOR Loan, on the last day of the Interest Period for such loan, except that in the case of a LIBOR Loan having a six (6) month Interest Period, interest shall also be payable on the last day of the third month of the Interest Period; and (iii) in the case of all Revolver Loans, on the Termination Date.
          2.7 Additional Payment Provisions.
               2.7.1 Payment of Other Obligations. The balance of the Obligations under the Loan Documents requiring the payment of money shall be repaid by Borrower to Bank as and when provided in the relevant Loan Documents, or, if no date of payment is otherwise specified in the Loan Documents, on demand.
               2.7.2 Authorization to Debit. Bank may debit the Disbursement Account, the Collections Account and any account subject to Bank’s control (as such term is used in Article 9 of the Code) and/or make Revolver Loans to Borrower (whether or not in excess of the lesser of the Revolver Commitment and the Borrowing Base) and apply such amounts to the payment of interest, fees, expenses and other amounts to which Bank may be entitled from time to time and Bank is hereby irrevocably authorized to do so without the consent of Borrower. Bank shall provide Borrower contemporaneous notice of all such debits other than debits for interest payment.
               2.7.3 Time and Location of Payment. Borrower shall make each payment of principal of and interest on the Loans and fees hereunder not later than 1:00 p.m. (local time Philadelphia, Pennsylvania) on the date when due, without set off, counterclaim or other deduction, in immediately available funds to Bank at its address referred to in Section 10.4. Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

               2.7.4 Late Charge. If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to five percent (5%) of each payment past due for ten (10) or more days.
               2.7.5 Excess Over Borrowing Base. To the extent that the aggregate amount of all Revolver Loans and the Letter of Credit Obligations exceeds the Borrowing Base (after giving effect to all sublimits and reserves then in effect), the amount of such excess will be paid immediately to Bank.
               2.7.6 Swaps Are Independent. Any prepayment shall not affect Borrower’s obligation to continue making payments under any Swap Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Swap Agreement.
               2.7.7 Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any applicable law or (b) compliance with any guideline or request from any central bank or comparable agency or other governmental authority (whether or not having the force of law) made or promulgated after the date hereof, has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by Bank or any corporation controlling Bank as a consequence of, or with reference to, the Revolver Commitment and other commitments of this type, below the rate which Bank or such other corporation could have achieved by for such introduction, change or compliance, then within five (5) Business Days after written demand by Bank, Borrower shall pay to Bank from time to time as specified by Bank additional amounts sufficient to compensate Bank or such other corporation for such reduction; provided, however, Borrower shall not be obligated to compensate Bank under this Section 2.7.7 for sums due for any period which is more than one hundred eighty (180) days prior to such written demand by Bank. A certificate as to such amounts submitted to Borrower by Bank shall, in the absence of demonstrated error, be presumed to be correct and binding for all purposes. Bank shall determine the applicability of and the amount due under this Section 2.7.7 substantially consistent with the manner in which it applies similar provisions and calculates similar amounts payable to it by other similarly situated borrowers having comparable provisions in their credit agreements.
          2.8 Default Rate. In addition to all other rights contained in the Loan Documents, if an Event of Default occurs, the principal amount of all outstanding Obligations, other than Obligations under any Swap Agreements between Borrower and Bank or its affiliates, may, at Bank’s option, bear interest at the Default Rate. The Default Rate shall apply from acceleration until such Obligations or any judgment thereon is paid in full.
          2.9 Calculation of Interest. All fees and other charges provided for in this Agreement that are calculated as a per annum percentage of any amount and all interest shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For purposes of computing interest and other charges hereunder, all payment items and other forms of payment received by Bank (other than immediately available funds) shall be deemed applied by Bank on account of the Obligations (subject to final payment of such items) on the second Business Day after Bank receives such items in the Collections Account. Each determination by Bank of interest and fees hereunder shall be presumptive evidence of the correctness of such interest and fees.
          2.10 Letters of Credit.
               2.10.1 Issuance of Letters of Credit. Bank shall from time to time issue, upon five (5) Business Days prior written notice, extend or renew letters of credit for the account of Borrower or its Subsidiaries; provided that (a) the aggregate face amount of Letters of Credit issued by Bank which are outstanding at any one time shall not exceed Five Million Dollars ($5,000,000.00), (b) Bank shall have no obligation to issue any Letter of Credit if, after giving effect thereto, the principal amount of all Revolver Loans and the Letter of Credit Obligations would exceed the lesser of the Borrowing Base and the Revolver Commitment, and (c) all other conditions precedent to the issuance of each such Letter or Credit as set forth herein are satisfied or waived in writing by Bank. All payments made by Bank under any such Letters of Credit (whether or not Borrower is the account party) and all fees, commissions, discounts and other amounts owed or to be owed to Bank in connection therewith, shall be paid on demand, unless Borrower instructs Bank to make a Revolver Loan to pay such amount, Bank agrees to do so, and the necessary amount remains available to be drawn as a Revolver Loan hereunder. All Letter of Credit Obligations shall be secured by the Collateral. Borrower shall complete and sign such applications and supplemental agreements and provide such other documentation as Bank may reasonably require. The form and substance of all Letters of Credit, including expiration dates, shall be subject to Bank’s approval, and Bank shall have no obligation to issue any Letter of Credit or accept which has a maturity date later than the Termination Date. Bank may charge certain fees or commissions for the issuance, handling, renewal or extension of a Letter of Credit. Borrower unconditionally guarantees all obligations of any Subsidiary with respect to Letters of Credit issued by Bank for the account of such Subsidiary. Upon a Default, Borrower shall, on demand, deliver to Bank good funds equal to one hundred five percent (105%) of Bank’s maximum liability under all outstanding Letters of Credit, to be held as cash Collateral for Borrower’s reimbursement obligations and other Obligations.
               2.10.2 Law Governing Letter of Credit. Any Letter of Credit issued hereunder shall be governed, as applicable, by the Uniform Customs and Practice for Documentary Credits International Chamber of Commerce (“ICC”) Publication 500 or any subsequent revision or restatement thereof adopted by the ICC and in use by Bank or the International Standby Practices, ICC Publication No. 590 or any subsequent revision or restatement thereof adopted by the ICC and in use by Bank, except to the extent that the terms of such publication would limit or diminish rights granted to Bank hereunder or in any other Loan Document.
          2.11 Fees.
               2.11.1 Servicing Fee. Borrower shall pay to Bank a monthly non-refundable servicing fee in the amount of One Thousand Five Hundred Dollars ($1,500.00) with respect to any month during which Revolver Loans are outstanding and Seven Hundred Fifty Dollars ($750.00) with respect to any month during which no Revolver Loans are outstanding, payable on the first day of each month with respect to the preceding month.

               2.11.2 Unused Line Fee. Borrower shall pay to Bank an Unused Line Fee for each day equal to the product of (i) 25 basis points per annum multiplied by (ii) the difference between (A) the Revolver Commitment and (B) the aggregate average monthly outstanding principal amount of the Revolver Loans and Letter of Credit Obligations on such day, payable monthly on the first day of each month with respect to the immediately preceding month.
               2.11.3 Letter of Credit Fees. Borrower shall pay to Bank, at such times as Bank shall require, Bank’s standard fees in connection with Letters of Credit, as in effect from time to time, and with respect to standby Letters of Credit, at the time of issuance of each standby Letter of Credit, a fee equal to the Applicable Margin for LIBOR Loans then in effect per annum on the face amount of the Letter of Credit for the period of time the standby Letter of Credit will be outstanding.
          2.12 Statement of Account. If Bank provides Borrower with a statement of account on a periodic basis, such statement will be presumed complete and accurate and will be definitive and binding on Borrower, unless objected to with specificity by Borrower in writing within forty-five (45) days after receipt.
          2.13 Termination. Upon at least thirty (30) days prior written notice to Bank, Borrower may, at its option, terminate this Agreement and the Revolver Commitment in its entirety but not partially; provided however, no such termination by Borrower shall be effective until the full, final and indefeasible payment of the Obligations in cash or immediately available funds and in the case of any Obligations consisting of contingent obligations, Bank’s receipt of either cash or a direct pay letter of credit naming Bank as beneficiary and in form and substance and from an issuing bank acceptable to Bank, in each case in an amount not less than one hundred five percent (105%) of the aggregate amount of all such contingent obligations. Any notice of termination given by Borrower shall be irrevocable unless Bank otherwise agrees in writing. Bank may terminate this Agreement and the Revolver Commitment by written notice to Borrower, upon or at any time after the occurrence of an Event of Default.
          2.14 USA Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who open an account. For purposes of this section, account shall be understood to include loan accounts.
     3. Conditions Precedent to Extensions of Credit.
          3.1 Conditions Precedent to Initial Loan. In addition to any other requirement set forth in this Agreement, Bank shall not be required to fund any Loan or make any other extension of credit hereunder unless and until the following conditions shall have been satisfied, in the sole opinion of Bank and its counsel:
               3.1.1 Loan Documents. Borrower and each other party to any Loan Document, as applicable, shall have executed and delivered this Agreement, the Note, and other required Loan Documents, all in form and substance satisfactory to Bank.
               3.1.2 Supporting Documents and Other Conditions. Borrower shall cause to be delivered to Bank the following documents and shall satisfy the following conditions:

                    (a) A copy of the governing instruments of Borrower and each Subsidiary, and good standing certificates of Borrower and each Subsidiary, certified by the appropriate official of their respective states of incorporation and each state in which Borrower or such Subsidiary is qualified to do business;
                    (b) Incumbency certificate and certified resolutions of the board of directors (or other appropriate governing body) of Borrower and each other Person executing any Loan Documents, signed by the Secretary or another authorized officer of Borrower or such other Person, authorizing the execution, delivery and performance of the Loan Documents;
                    (c) The legal opinion of Borrower’s legal counsel addressed to Bank regarding such matters as Bank and its counsel may request;
                    (d) A satisfactory Borrowing Base Certificate duly completed by Borrower, together with all supporting statements, schedules and reconciliations as required by Bank;
                    (e) UCC-1 searches and other Lien searches showing no existing security interests in or Liens on the Collateral except for Permitted Liens;
                    (f) A satisfactory Borrower Information Certificate duly completed by Borrower;
                    (g) Satisfactory evidence of insurance meeting the requirements of Section 5.3;
                    (h) UCC-1 financing statements and the Mortgage shall duly have been recorded or filed in the manner and places required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by the Security Agreement; and all taxes, fees and other charges in connection with the execution, delivery and filing of the Security Agreement and the financing statements shall duly have been paid;
                    (i) Subordinations satisfactory to Bank from all Affiliates, if any, as required by Section 5.9;
                    (j) Third Party Waivers as required by Section 5.12 (c);
                    (k) All required field exams shall have been completed to Bank’s satisfaction;
                    (l) All additional opinions, documents, certificates and other assurances that Bank or its counsel may reasonably require;
                    (m) Satisfactory evidence of payment of all fees due and reimbursement of all costs incurred by Bank, and evidence of payment to other parties of all fees or costs which Borrower is required under the Loan Documents to pay by the date of the initial Loan;

                    (n) There shall be no litigation in which Borrower or any Subsidiary is a party defendant, which Bank determines may have a Material Adverse Effect;
                    (o) Bank shall have received Borrower’s financial statements for its most recently concluded fiscal quarter and such other financial reports and information concerning Borrower as Bank shall reasonably request, and Bank shall be satisfied therewith, including in connection with the initial Revolver Loan made hereunder the audited financial statements of Borrower for its most recently concluded fiscal year 2003; and
                    (p) Bank shall have determined that after the making of the initial Loan to be made on the Closing Date, the issuance of any Letters of Credit to be issued on the Closing Date and the payment of all fees and closing costs incurred on or prior to the Closing Date, Excess Availability is not less than Nine Million Dollars ($9,000,000.00).
          3.2 Conditions Precedent to Each Revolver Loan. In addition to any other requirements set forth in this Agreement, Bank shall not be required to fund any Revolver Loan or issue any Letter of Credit unless and until the following conditions shall have been satisfied, in the sole opinion of Bank and its counsel, and each Notice of Borrowing (whether or not a written Notice of Borrowing is required) shall be deemed to be a representation that all such conditions have been satisfied:
               3.2.1 Notice of Borrowing. Borrower shall have delivered to Bank a Notice of Borrowing and such other information, as Bank may reasonably request.
               3.2.2 No Default. No Default shall have occurred and be continuing or could occur upon the making of the Revolver Loan in question and, if Borrower is required to deliver a written Notice of Borrowing, Borrower shall have delivered to Bank an officer’s certificate to such effect, which may be incorporated in the Notice of Borrowing.
               3.2.3 Correctness of Representations. All representations and warranties made by Borrower herein or otherwise in writing in connection herewith shall be true and correct in all material respects with the same effect as though the representations and warranties had been made on and as of date of the proposed Revolver Loan or Letter of Credit, and, if Borrower is required to deliver a written Notice of Borrowing, Borrower shall have delivered to Bank an officer’s certificate to such effect, which may be incorporated in the Notice of Borrowing.
               3.2.4 No Adverse Change. There shall have been no change which could have a Material Adverse Effect since the date of the most recent financial statements of such Borrower delivered to Bank from time to time.
               3.2.5 Limitations Not Exceeded. The proposed Revolver Loan or Letter of Credit shall not cause the aggregate outstanding principal balance of the Revolver Loans plus Letter of Credit Obligations to exceed the lesser of the Revolver Commitment and the Borrowing Base.
               3.2.6 No Termination. Bank shall not have received notice from any surety terminating or repudiating such Person’s guaranty of the Obligations incurred by Borrower.

               3.2.7 Further Assurances. Borrower shall have delivered such further documentation or assurances as Bank may reasonably require.
     4. Representations and Warranties. In order to induce Bank to enter into this Agreement and to make the Loans or extend credit as provided for herein, Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of the date of each request for a Loan or extension of credit hereunder:
          4.1 Valid Existence and Power. Each of Borrower and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a Material Adverse Effect on it. Each of Borrower and each other Person which is a party to any Loan Document (other than Bank) has the power to make and perform the Loan Documents executed by it and all such instruments will constitute the legal, valid and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally. Borrower is organized under the laws of Delaware and has not changed the jurisdiction of its organization within the five years preceding the date hereof except as previously reported to Bank in writing.
          4.2 Authority. The execution, delivery and performance thereof by Borrower and each other Person (other than Bank) executing any Loan Document have been duly authorized by all necessary actions of such Person, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected.
          4.3 Financial Condition. Other than as disclosed in financial statements delivered on or prior to the date hereof to Bank, neither Borrower nor any Subsidiary has any direct or contingent obligations or liabilities (including any guarantees or leases) or any material unrealized or anticipated losses from any commitments of such Person. All such financial statements have been prepared in accordance with GAAP and fairly present the financial condition of Borrower or Subsidiary, as the case may be, as of the date thereof. Borrower is not aware of any material adverse fact (other than facts which are generally available to the public and not particular to Borrower, such as general economic trends) concerning the conditions or future prospects of Borrower or any Subsidiary which has not been fully disclosed to Bank, including any adverse change in the operations or financial condition of such Person since the date of the most recent financial statements delivered to Bank. Borrower is Solvent, and after consummation of the transactions set forth in this Agreement and the other Loan documents, Borrower will be Solvent.

          4.4 Litigation. Except as disclosed on Schedule 8.6 to the Borrower Information Certificate, there are no suits or proceedings pending, or to the knowledge of Borrower threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting Borrower or any Subsidiary, or their assets, which if adversely determined would have a Material Adverse Effect.
          4.5 Agreements, Etc. Neither Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction, adversely affecting its business, assets, operations or condition (financial or otherwise) in a material manner, nor is any such Person in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which it is a party, or any law, regulation, decree, order or the like.
          4.6 Authorizations. All authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by Borrower or any Subsidiary or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and it is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over such Person, which default would have a Material Adverse Effect. Except as noted herein, no approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or Other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.
          4.7 Title. Each of Borrower and each Subsidiary has good title to all of the assets shown in its financial statements free and clear of all Liens, except Permitted Liens, Borrower alone has full ownership rights in all Collateral.
          4.8 Collateral. The security interests granted to Bank herein and pursuant to any other Security Agreement (a) constitute and, as to subsequently acquired property included in the Collateral covered by the Security Agreement, will constitute, security interests under the Code entitled to all of the rights, benefits and priorities provided by the Code and (b) are, and as to such subsequently acquired Collateral will be, fully perfected, superior and prior to the rights of all third persons, now existing or hereafter arising, except for Permitted Liens. All of the Collateral is intended for use solely in Borrower’s business.
          4.9 Jurisdiction of Organization; Location. The jurisdiction in which Borrower is organized, existing and in good standing, the chief executive office of Borrower where Borrower’s business records are located, all of Borrower’s other places of business and any other places where any Collateral is kept, are all correctly and completely indicated on the Borrower Information Certificate. The Collateral is located and shall at all times be kept and maintained only at Borrower’s location or locations as described on the Borrower Information Certificate. No such Collateral is attached or affixed to any real property so as to be classified as a fixture unless Bank has otherwise agreed in writing. Borrower has not changed it legal status or the jurisdiction in which it is organized or moved its chief executive office within the five (5) years preceding the date hereof.
          4.10 Taxes. Borrower and each Subsidiary have filed all federal and state income and other tax returns which are required to be filed, and have paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due. Neither Borrower nor any Subsidiary is subject to any federal, state or local tax Liens nor has such Person received any notice of deficiency or other official notice to pay any taxes. Borrower and each Subsidiary have paid all sales and excise taxes payable by it.
          4.11 Labor Law Matters. No goods or services have been or will be produced by Borrower or any Subsidiary in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations except for violations that could not reasonably be expected to result in a Material Adverse Effect.
          4.12 Accounts. Each Account, Instrument, Chattel Paper and other writing constituting any portion of the Collateral (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors’ rights; (b) is not subject to any deduction, discount, defense, set off, claim or counterclaim of a material nature against Borrower except those arising in the ordinary course of Borrower’s business; (c) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except as to which Borrower has notified Bank in writing; (d) arises from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (e) is free of all Liens, except for Permitted Liens; and (f) is for a liquidated amount maturing as stated in the invoice therefor. Each Account included in any Notice of Borrowing, Borrowing Base Certificate, report or other document as an Eligible Account meets all the requirements of an Eligible Account set forth herein.
          4.13 Judgment Liens. Neither Borrower nor any Subsidiary, nor any of their assets, are subject to any unpaid judgments (whether or not stayed) or any judgment liens in any jurisdiction.
          4.14 Corporate Structure. As of the date hereof, Schedule 8.12 of the Borrower Information Certificate sets forth (a) the correct name of each Subsidiary, its jurisdiction of organization and the percentage of its equity interests having voting powers owned by each Person, (b) the name of each of Borrower’s corporate or joint venture Affiliates and the nature of the affiliation, (c) the number, nature and holder of all outstanding equity interests of Borrower and each of its Subsidiaries and (d) the number of authorized and issued equity interests (and treasury shares) of Borrower and each Subsidiary. Borrower has good title to all of the shares it purports to own of the equity interests of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such equity interests have been duly issued and are fully paid and non-assessable. Since the date of the last audited financial statements of Borrower delivered to Bank, Borrower has not made, or obligated itself to make, any dividends (other than stock dividends) or other distribution on or with respect to, or any purchase, redemption, retirement or other acquisition of, any equity interests of Borrower, except as otherwise permitted hereunder. There are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any equity interests or obligations convertible into, or any powers of attorney relating to, equity interests of Borrower or any of its Subsidiaries. Except as set forth on Schedule 8.12 of the Borrower Information Certificate, there are no outstanding agreements or instruments binding upon the holders of any of Borrower’s equity interests relating to the ownership of its equity interests.
          4.15 Deposit Accounts. Borrower and its Subsidiaries have no Deposit Accounts other than (a) on the Closing Date, those listed in the Borrower Information Certificate and (b) after the Closing Date, those otherwise permitted by Section 6.15.
          4.16 Environmental. Except for ordinary and customary amounts of solvents, cleaners and similar materials used in the ordinary course of Borrower’s business and in strict compliance with all Environmental Laws, neither Borrower, nor to Borrower’s best knowledge any other previous owner or operator of any real property currently owned or operated by Borrower, has generated, stored or disposed of any Regulated Material on any portion of such property, or transferred any Regulated Material from such property to any other location in violation of any applicable Environmental Laws. No Regulated Material has been generated, stored or disposed of on any portion of the real property currently owned or operated by Borrower by any other Person, or is now located on such property. Borrower is in full compliance with all applicable Environmental Laws except for noncompliance which could not reasonably be expected to result in a Material Adverse Effect and Borrower has not been notified of any action, suit, proceeding or investigation which calls into question compliance by Borrower with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Regulated Material.
          4.17 ERISA. Borrower has furnished to Bank true and complete copies of the latest annual report required to be filed pursuant to Section 104 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to each employee benefit plan or other plan maintained for employees of Borrower or any Subsidiary and covered by Title IV of ERISA (a “Plan”), and no Termination Event (as hereinafter defined) with respect to any Plan has occurred and is continuing. For the purposes of this Agreement, a “Termination Event” shall mean a “reportable event” as defined in Section 4043(b) of ERISA, or the filing of a notice of intent to terminate under Section 4041 of ERISA. Neither Borrower nor any Subsidiary has any unfunded liability with respect to any such Plan.
          4.18 Investment Company Act. Neither Borrower nor any Subsidiary is an “investment company” as defined in the Investment Company Act of 1940, as amended.
          4.19 Names. Borrower currently conducts all business only under its legal name as set forth above in the introductory section of this Agreement. Except as disclosed in the Borrower Information Certificate, during the preceding five (5) years Borrower has not (a) been known as or used any other corporate, fictitious or trade name, (b) been the surviving entity of a merger or consolidation or (c) acquired all or substantially all of the assets of any Person.

          4.20 Insider. Borrower is not, and no Person having “control” (as that term is defined in 12 U.S.C. § 375(b)(5) or in regulations promulgated pursuant thereto) of Borrower is, an “executive officer,” “director,” or “principal shareholder” (as those terms are defined in 12 U.S.C. §375(b) or in regulations promulgated pursuant thereto) of Bank, of a bank holding company of which Bank is a subsidiary, or of any subsidiary of a bank holding company of which Bank is a subsidiary.
          4.21 Sanctioned Persons; Sanctioned Countries. None of Borrower, its Subsidiaries or its Affiliates (a) is a Sanctioned Person or (b) does business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, The proceeds of any Loan will not be used to fund any operation in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
          4.22 Compliance with Covenants; No Default. Borrower is, and upon funding of the initial Loans on the Closing Date will be, in compliance with all of the covenants hereof. No Default has occurred, and the execution, delivery and performance of the Loan Documents and the funding of the initial Loans on the Closing Date will not cause a Default.
          4.23 Full Disclosure. There is no material fact which is known or which should be known by Borrower that Borrower has not disclosed to Bank which could have a Material Adverse Effect. No Loan Document, nor any agreement, document, certificate or statement delivered by Borrower to Bank, contains any untrue statement of a material fact or omits to state any material fact which is known or which should be known by Borrower necessary to keep the other statements from being misleading.
          4.24 Borrower Information Certificate. All representations, warranties and statements made by Borrower in the Borrower Information Certificate executed and delivered by Borrower to Bank are true and correct as of the date hereof.
          4.25 Intellectual Property . Borrower owns or licenses or otherwise has the right to use all Intellectual Property and Material ANDAs necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, Borrower does not have any Intellectual Property registered in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 of the Borrower Information Certificate. Borrower has not granted any licenses with respect any Intellectual Property registered or subject to pending applications in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than as set forth in Schedule 8.11 of the Borrower Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of Borrower’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by Borrower infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting Borrower contesting its right to sell or use any such Intellectual Property. Schedule 8.11 of the Borrower Information Certificate sets forth all of the Material License Agreements of Borrower in effect on the date hereof. Schedule 8.11 of the Borrower Information Certificate sets forth all of the Material Licensor License Agreements of Borrower in effect on the date hereof. No trademark, servicemark or other Intellectual Property at any time used by Borrower which is owned by another person, or owned by Borrower subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Bank, is affixed to or used in the production or sale of any Eligible Inventory, except to the extent permitted under the terms of the Material License Agreements listed in Schedule 8.11 of the Borrower Information Certificate.
     5. Affirmative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the formal termination of this Agreement, Borrower and each Subsidiary:
          5.1 Use of Revolver Loan Proceeds. Shall use the proceeds of the Revolver Loans for working capital for the operation of Borrower’s business and shall furnish Bank all evidence that it may require with respect to such use.
          5.2 Maintenance of Business and Properties. Shall at all times maintain, preserve and protect all Collateral and all the remainder of its property used or useful in the conduct of its business, and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
          5.3 Insurance. Shall maintain such liability insurance, workers’ compensation insurance, business interruption insurance and casualty insurance in amounts as may be required by law, if applicable, or as are customary and usual for prudent businesses in its industry and any other insurance that may be reasonably required by Bank and shall insure and keep insured all Collateral and other properties with insurance companies reasonably satisfactory to Bank. All hazard insurance covering Collateral shall be in amounts acceptable to Bank, shall name and directly insure Bank as secured party and loss payee under a long-form lender loss payee and standard mortgagee clause acceptable to Bank, or its equivalent, and shall not be terminable except upon thirty (30) days’ written notice to Bank. Borrower shall furnish to Bank copies of all such policies and shall provide evidence of insurance on an annual basis or such more frequent basis as may be reasonably requested by Bank from time to time.
          5.4 Notice of Default. Shall provide to Bank immediate notice of (a) the occurrence of a Default and what action (if any) Borrower is taking to correct the same, (b)any litigation involving an amount at issue in excess of Five Hundred Thousand Dollars ($500,000.00) or material changes in any such existing litigation or any judgment against it or its assets in excess of Five Hundred Thousand Dollars ($500,000.00), (c) any damage or loss to property in excess of Five Hundred Thousand Dollars ($500,00.00), (d) any notice from taxing authorities as to claimed deficiencies or any tax lien or any notice relating to alleged ERISA violations, (e) any Reportable Event, as defined in ERISA, (f) any rejection, return, offset, dispute, loss or other circumstance having a Material Adverse Effect on any Collateral, (g) the cancellation or termination of, or any default under, any Material Agreement to which Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any Debt of Borrower; and (h) any loss or threatened loss of material licenses or permits if such loss could reasonably be expected to result in a Material Adverse Effect.
          5.5 Inspections of Books and Records and Field Examinations.
                    (a) Inspections. Shall permit inspections of the Collateral and the records of such Person pertaining thereto and verification of the Accounts, at such times and in such manner as may be required by Bank and shall further permit such inspections, reviews and field examinations of its other books and records and properties (with such frequency and at such times as Bank may desire) by Bank as Bank may deem necessary or desirable from time to time. The cost of such field examinations, reviews, verifications and inspections shall be borne by Borrower, provided that (i) the cost of field examinations shall not exceed Eight Hundred Fifty Dollars ($850.00) per examiner per day, plus Bank’s reasonable out-of-pocket expenses and (ii) as long as no Default or Event of Default shall have occurred and be continuing, Borrower shall only be responsible for the cost of (A) one field examination occurring in any calendar year if Borrower maintained average Excess Availability of at least Ten Million Dollars ($10,000,000.00) as of the end of each month during such calendar year, and (B) two field examinations occurring in any calendar year if Borrower maintained average Excess Availability of at least Five Million Dollars ($5,000,000.00) as of the end of each month during such calendar year. In addition, provided that no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to pay more than the Field Exam Cost Limit towards daily field examination costs (specifically excluding all out-of-pocket costs and expenses). For purposes of this Section 5.5(a), average Excess Availability shall be calculated monthly using Borrower’s Excess Availability for the six month rolling period ending on the last day of each such month.
                    (b) Inventory Appraisals. Cooperate with appraisals of Borrower’s Inventory at such times and in such manner as may be required by Bank. The cost of such appraisals shall be borne by Borrower, provided, that, as long as no Default or Event of Default shall have occurred and be continuing, (i) Borrower shall not be responsible for the cost of any such appraisals occurring during any fiscal year of Borrower during which the Inventory Reliance is at all times less than or equal to fifteen percent (15%), and (ii) Borrower shall only be responsible for the cost of one such appraisal occurring during any fiscal year of Borrower during which Borrower’s Inventory Reliance is at all times more than fifteen percent (15%) but less than twenty-five percent (25%). The foregoing limitations on appraisal costs shall not be applicable to the appraisals required by Schedule 2.1.1(c) hereof the costs of which appraisals shall be borne solely by Borrower.
                    (c) If Borrower’s Excess Availability at any time falls below Nine Million Dollars ($9,000,000.00), cooperate with audits and/or appraisals of Borrower’s Equipment at such times and in such manner as may be required by Bank. The costs of such audits and/or appraisals shall be borne by Borrower.

          5.6 Financial Information. Shall maintain books and records in accordance with GAAP and shall furnish to Bank the following periodic financial information:
                    (a) Periodic Borrowing Base Information. A completed Borrowing Base Certificate in the form attached hereto as Exhibit 5.6(a) (a “Borrowing Base Certificate”) (which shall be certified by the chief financial officer or president of Borrower to be accurate and complete and in compliance with the terms of the Loan Documents) (i) each Business Day of each month if the immediately prior month’s average Excess Availability was less than or equal to Five Million Dollars ($5,000,000.00), (ii) on the last Business Day of each week of each month if the immediately prior month’s average Excess Availability was greater than Five Million Dollars ($5,000,000.00) but less than Ten Million Dollars ($10,000,000.00) and (iii) within three (3) days of the end of each month if the immediately prior month’s average Excess Availability was Ten Million Dollars ($10,000,000.00) or more. Bank may, but shall not be required to, rely on each Borrowing Base Certificate delivered hereunder as accurately setting forth the available Borrowing Base for all purposes of this Loan Agreement until such time as a new Borrowing Base Certificate is delivered to Bank in accordance herewith.
                    (b) Collateral Reporting. On the fifteenth (15th) day of each month (or if such day is not a Business Day, then on the next succeeding Business Day), Borrower shall furnish a written report to Bank setting forth the following, information (i) a Borrowing Base Certificate, (ii) the detailed accounts receivable aged trial balance on a due date basis as of the immediately preceding month end for each account debtor, (iii) an accounts payable aged trial balance (including royalty and other payables with respect to licenses (including under the Material License Agreements)) and accruals with respect thereto at the end of such month, (iv) inventory listing, ineligible calculations, obsolete/damaged inventory report, a chargeback report, a report of Inventory at outside contractors, a report of Inventory broken down by location and broken down by an indication of which Inventory consists of FDA Approved Products, as of the immediately preceding month, (v) a reconciliation of accounts receivable against the Borrowing Base and then to the general ledger, (vi) a reconciliation of Inventory to the Borrowing Base and then to the general ledger, (vii) and any other supporting documentation reasonably required by Bank, all certified by the Borrower’s chief executive officer or chief financial officer, such certificate to include a certification by such officer that, to the best of his knowledge, no items other than those identified in the above reports, have expirations less than 90 days. In addition, with each such monthly report, Borrower shall certify that each Material License Agreement is in fill force and effect and there are no outstanding defaults thereunder and no past due royalty or other payments to be made pursuant to such Material License Agreements.
                    (c) Interim Statements. Within thirty (30) days (or forty-five (45) days with respect to each quarterly report) after the end of (1) each fiscal quarter of Borrower and (2) each month if Revolver Loans were outstanding during such month, a balance sheet of Borrower and its Subsidiaries at the end of that period and an income statement and statement of cash flows for that period (and for the portion of the fiscal year ending with such period), together with all supporting schedules, setting forth in comparative form the figures for the same period of the preceding fiscal year. The foregoing statements and report shall be certified by the chief financial officer of Borrower as true and correct and fairly representing the financial condition of Borrower and its Subsidiaries and that such statements are prepared in accordance with GAAP, except without footnotes and subject to normal year-end audit adjustments.
                    (d) Annual Statements. Within ninety (90) days after the end of each fiscal year, a detailed audited financial report of Borrower and its Subsidiaries containing a consolidated and consolidating balance sheet at the end of that period and a consolidated and consolidating income statement and statement of cash flows for that period, setting forth in comparative form the figures for the preceding fiscal year, together with all supporting schedules and footnotes, and containing an unqualified audit opinion of independent certified public accountants acceptable to Bank that the financial statements were prepared in accordance with GAAP.
                    (e) Compliance and No Default Certificates. Together with each report required by Subsection (d) and each report for the months of March, June and September required by Subsection (c), a compliance certificate in the form annexed hereto as Exhibit 5.6(e) and a certificate of its president or chief financial officer certifying that no Default then exists or if a Default exists, the nature and duration thereof and Borrower’s intention with respect thereto.
                    (f) Auditor’s Management Letters. Promptly upon receipt thereof, copies of each report submitted to Borrower by independent public accountants in connection with any annual, interim or special audit made by them of the books of Borrower including, without limitation, each report submitted to Borrower concerning its accounting practices and systems and any final comment letter submitted by such accountants to management in connection with the annual audit of Borrower.
                    (g) Stockholder and SEC Reports. Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Bank copies of all reports which Borrower sends to its stockholders generally and copies of all reports (other than routine 8-K reports) and registration statements which Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.
                    (h) Pending Suits/Investigations Status Reports. As soon as possible after the end of each fiscal quarter of Borrower (but in any event within forty-five (45) days after the end thereof) or more frequently as Bank may reasonably request, reports summarizing the status of any and all pending or threatened investigations, actions, suits, proceedings or claims by or against Borrower relating to (1) products liability and (2) any patents, patent rights, patent applications or any approved or pending new drug applications or Material ANDAs.
                    (i) Other Information. Such other information reasonably requested by Bank from time to time concerning the business, properties or financial condition of Borrower and its Subsidiaries.
                    (j) Projections. Not later than the thirtieth (30th) day before the commencement of each fiscal year, deliver Projections to Bank for Borrower for such fiscal year. “Projections” means Borrower’s forecasted consolidated and consolidating (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, (iv) capitalization statements, and (v) Borrowing Base availability calculations, all prepared on a quarterly basis and on a consistent basis with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
          5.7 Maintenance of Existence and Rights. Shall preserve and maintain its corporate existence, authorities to transact business, rights and franchises, trade names, patents, trademarks and permits necessary to the conduct of its business.
          5.8 Payment of Taxes, Etc. Shall pay before delinquent all of its debts and taxes, except and to the extent only that such taxes are being Property Contested.
          5.9 Subordination. Shall cause all debt and other obligations now or hereafter owed to any Affiliate to be subordinated in right of payment and security to the Obligations in accordance with subordination agreements satisfactory to Bank.
          5.10 Compliance with Laws, Regulations. Etc.
                    (a) Borrower shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority, including ERISA, the IRS Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, the Federal Food, Drug and Cosmetic Act, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.
                    (b) Borrower shall give written notice to Bank immediately upon Borrower’s receipt of any notice of, or Borrower’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Regulated Materials or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any applicable Environmental Law by Borrower or (B) the release, spill or discharge, threatened or actual, of any Regulated Materials other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrower to Bank. Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Bank on such response.
                    (c) Without limiting the generality of the foregoing, whenever Bank reasonably determines that there is material non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any material non-compliance, with any Environmental Law, Borrower shall, at Bank’s request and Borrower’s expense: (i) cause an independent environmental engineer acceptable to Bank to conduct such tests of the site where Borrower’s material non-compliance or alleged material non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Bank a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Bank a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower’s response thereto or the estimated costs thereof, shall change in any material respect.
                    (d) Borrower shall indemnify and hold harmless Bank, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys’ fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of any Regulated Materials, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 5.10 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.
          5.11 Compliance with ERISA. Borrower shall and shall cause each ERISA Affiliate to: (a) maintain each Plan (other than a Multiemployer Plan) in compliance in all material respects with the applicable provisions of ERISA, the IRS Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the IRS Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the IRS Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the IRS Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (g) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation.
          5.12 License Agreements.
                    (a) Borrower shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the Material License Agreements to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any Material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any Material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to subsection (b) below, Borrower may amend, wave, cancel, surrender or release any Material License Agreement in the ordinary course of the business of Borrower; provided, that, Borrower shall give Bank not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such Material License Agreement, (iv) give Bank prompt written notice of any Material License Agreement entered into by Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Bank may request, (v) give Bank prompt written notice of any material breach of any obligation, or any default, by any party under any Material License Agreement, and deliver to Bank (promptly upon the receipt thereof by Borrower in the case of a notice to Borrower, and concurrently with the sending thereof in the case of a notice from Borrower) a copy of each notice of default and every other notice and other communication received or delivered by Borrower in connection with any Material License Agreement which relates to the right of Borrower to continue to use the property subject to such Material License Agreement, and (vi) furnish to Bank, promptly upon the request of Bank, such information and evidence as Bank may require from time to time concerning the observance, performance and compliance by Borrower or the other party or parties thereto with the terms, covenants or provisions of any Material License Agreement.
                    (b) Borrower will either exercise any option to renew or extend the term of each Material License Agreement in such manner as will cause the term of such Material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Bank or give Bank prior written notice that Borrower does not intend to renew or extend the term of any such Material License Agreement or that the term thereof shall otherwise be expiring, not less than thirty (30) days prior to the date of any such non-renewal or expiration. In the event of the failure of Borrower to extend or renew any Material License Agreement, Bank shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such Material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Bank or in the name and behalf of Borrower, as Bank shall determine at any time that an Event of Default shall exist or have occurred and be continuing. Bank may, but shall not be required to, perform any or all of such obligations of Borrower under any of the Material License Agreements, including, but not limited to, the payment of any or all sums due from Borrower thereunder. Any sums so paid by Bank shall constitute part of the Obligations.
                    (c) Borrower shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the Material Licensor License Agreements to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any Material Licensor License Agreement, (iii) give Bank prompt written notice of any Material Licensor License Agreement entered into by Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Bank may request, (iv) give Bank prompt written notice of any material breach of any obligation, or any default, by any party under any Material Licensor License Agreement, and deliver to Bank (promptly upon the receipt thereof by Borrower in the case of a notice to Borrower, and concurrently with the sending thereof in the case of a notice from Borrower) a copy of each notice of default and every other notice and other communication received or delivered by Borrower in connection with any Material Licensor License Agreement, and (v) furnish to Bank, promptly upon the request of Bank, such information and evidence as Bank may require from time to time concerning the observance, performance and compliance by Borrower or the other party or parties thereto with the terms, covenants or provisions of any Material Licensor License Agreement.
                    (d) Borrower shall (i) keep in full force and effect and take all actions necessary to keep in full force and effect all existing Material ANDAs, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in revocation, termination, cancellation or other event which would limit or prohibit Borrower’s use of any Material ANDA, (iii) give Bank prompt written notice of any new Material ANDA, together with a true, correct and complete copy thereof and such other information with respect thereto as Bank may reasonably request, (iv) give Bank prompt written notice of each notice and other communication received or delivered by Borrower in connection with any Material ANDA which relates to the right of Borrower to continue to use such Material ANDA and (v) furnish to Bank, promptly upon the request of Bank, such information and evidence as Bank may reasonably require from time to time concerning Borrower’s right to use and continue to use each of the Material ANDAs.
                    (e) Borrower will either exercise any option to renew or extend the each Material ANDA in such manner as will cause the term of such Material ANDA to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Bank or give Bank prior written notice that Borrower does not intend to renew or extend the term of any such Material ANDA or that the term thereof shall otherwise be expiring, not less than thirty (30) days prior to the date of any such non-renewal or expiration. In the event of the failure of Borrower to extend or renew any Material ANDA, Bank shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such Material ANDA, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Bank or in the name and behalf of Borrower, as Bank shall determine at any time that an Event of Default shall exist or have occurred and be continuing. Bank may, but shall not be required to, perform any or all of such obligations of Borrower under any of the Material ANDAs, including, but not limited to, the payment of any or all sums due from Borrower thereunder. Any sums so paid by Bank shall constitute part of the Obligations.
          5.13 Additional Real Property Collateral. If Borrower’s Excess Availability at any time falls below Nine Million Dollars ($9,000,000.00), without limiting any other rights of Bank or duties or obligations of Borrower, upon Bank’s request, Borrower shall execute and deliver to Bank a mortgage, deed of trust or deed to secure debt with respect to such Real Property of Borrower as Bank may require, in form and substance reasonably satisfactory to Bank and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Bank a lien and mortgage on and security interest in such Real Property, fixtures or other property (with such priority as Bank may require) and such other agreements, documents and instruments as Bank may reasonably require in connection therewith.
          5.14 Further Assurances. Shall take such further action and provide to Bank such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.

          5.15 Covenants Regarding Collateral. Borrower makes the following covenants with Bank regarding the Collateral for itself and each Subsidiary. Borrower and each Subsidiary:
                    (a) will use the Collateral only in the ordinary course of its business and will not permit the Collateral to be used in violation of any applicable law or policy of insurance;
                    (b) as agent for Bank, will defend the Collateral against all claims and demands of all Persons, except for Permitted Liens;
                    (c) will, at Bank’s request, obtain and deliver to Bank such Third Party Waivers as Bank may require;
                    (d) will promptly deliver to Bank all promissory notes, drafts, trade acceptances, chattel paper, Instruments or documents of title which are Collateral in tangible form, appropriately endorsed to Bank’s order, and Borrower will not create or permit any Subsidiary to create any Electronic Chattel Paper without taking all steps deemed necessary by Bank to confer control of the Electronic Chattel Paper upon Bank in accordance with the Code;
                    (e) except for Permitted Dispositions and the voluntary termination of Swap Agreements to which Borrower or such Subsidiary is a party, will not sell, assign, lease, transfer, pledge, hypothecate or otherwise dispose of or encumber any Collateral or any interest therein;
                    (f) shall promptly notify Bank of any future patents, trademarks or copyrights owned by Borrower or any Subsidiary, any Material License Agreements and any Material Licensor License Agreements; and
                    (g) shall give Bank at least thirty (30) days prior written notice of any new trade or fictitious name. Borrower’s or any Subsidiary’s use of any trade or fictitious name shall be in material compliance with all laws regarding the use of such names.
          5.16 Material Contracts. Borrower will deliver to Bank promptly after execution, copies of each new Material Contract to which it is a party and any amendment to any Material Contract to which it is a party.
          5.17 Notices. Borrower agrees to promptly notify Bank of and provide Bank with a copy of (i) any FDA warning letters or other similar notice, letters or reports received by Borrower from the FDA or any other governmental entity that concerned with is quality, identity, strength, purity, safety, efficacy, marketing or manufacturing of the pharmaceutical compounds or products manufactured or sold by Borrower, (ii) any reports sent by Borrower to the FDA or other governmental entity concerning complaints or reports regarding products manufactured by Borrower involving death or serious injury and (iii) any civil penalty actions against Borrower or any other party involving products manufactured or sold by Borrower.
Borrower shall promptly notify Bank in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which could reasonably be expected to result in a Material Adverse Affect (ii) any Material Contract of Borrower being terminated or amended or any new Material Contract entered into (in which event Borrower shall provide Bank with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $250,000 shall have been entered against Borrower or any of its properties or assets, (iv) any notification of violation of laws or regulations received by Borrower which could reasonably be expected to result in a Material Adverse Affect, (v) any ERISA Event, (vi) any action, suit, proceeding or claim by or against Borrower relating to (A) any patents, patent rights, patent applications or any approved or pending new drug applications or Material ANDAs or (B) products liability and (vii) the occurrence of any Default or Event of Default.
          5.18 2004 Audited Financial Statements. On or before December 31, 2005, Borrower shall deliver to Bank its audited financial statements for its fiscal year ended December 31, 2004 in the form required by Section 5.6(d) hereof.
     6. Negative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the formal termination of this Agreement, Borrower and each Subsidiary:
          6.1 Debt. Shall not create or permit to exist any Debt, including any guaranties or other contingent obligations, except the following (“Permitted Debt”):
                    (a) The Obligations;
                    (b) Endorsement of checks for collection in the ordinary course of business;
                    (c) Debt payable to suppliers and other trade creditors in the ordinary course of business on ordinary and customary trade terms;
                    (d) Purchase money Debt (including capital leases) not exceeding Five Million Dollars ($5,000,000.00) in aggregate principal amount at any time outstanding for Borrower and all Subsidiaries incurred to purchase Equipment, provided that the amount of such Debt shall not at any time exceed the purchase price of the Equipment purchased;
                    (e) Debt existing on the Closing Date and not otherwise permitted under this Section 6.1, as set forth in Schedule 9.9 of the Borrower Information Certificate, and the renewal and refinancing (but not any increase in the aggregate principal amount thereof or any shortening of the maturity thereof);
                    (f) Subordinated Debt; and
                    (g) Any Debt incurred under any Swap Agreements with Bank (or with any of its Affiliates).

          6.2 Liens. Shall not create or permit any Liens on any of its property (regardless of whether such property constitutes Collateral and including, without limitation, all Intellectual Property) except the following (“Permitted Liens”):
                    (a) Liens securing the Obligations;
                    (b) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due and payable or which are being Properly Contested;
                    (c) The claims of materialmen, mechanics, carriers, warehousemen, processor or landlords arising out of operation of law so long as the obligations secured thereby are not past due or are being Properly Contested;
                    (d) Liens consisting of deposits or pledges made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and similar laws;
                    (e) Easements, rights-of-way, restrictions and other similar encumbrances affect Real Property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Borrower;
                    (f) Judgment and other similar non-tax Liens arising in connection with court proceedings but only if and for so long as (i) the execution or enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, (ii) the validity and/or amount of the claims secured thereby are being Properly Contested and (iii) such Liens do not, in the aggregate, materially detract from the value of the assets of the Person whose assets are subject to such Lien or materially impair the use thereof in the operation of such Person’s business;
                    (g) Liens securing Permitted Debt incurred solely for the purpose of purchase money financing for the acquisition of Equipment, provided that such Lien does not secure more than the purchase price of such Equipment and does not encumber property other than the purchased property;
                    (h) Liens not otherwise permitted by this Section 6.2, in existence on the Closing Date and described in Schedule 8.4 of the Borrower Information Certificate.
          6.3 Restricted Payments. Shall not pay or declare any dividends (other than stock dividends) or other distributions or purchase, redeem or otherwise acquire any stock or other equity interests or pay or acquire any Subordinated Debt except the following: (i) any Subsidiary may pay dividends to Borrower or another Subsidiary wholly-owned by Borrower and (ii) Borrower may purchase shares of common stock for the purpose of holding shares for future stock option grants, provided that (a) the total amount of such purchases shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00) per year and (b) after giving effect to any such purchase, Borrower shall have at least Five Million Dollars ($5,000,000.00) of Excess Availability.
          6.4 Loans and Other Investments. Shall not make or permit to exist any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as “Investments”) any Person, except for (a) cash and Cash Equivalents (b) existing investments in Subsidiaries, (c) endorsement of negotiable instruments for collection in the ordinary course of business, (d) advances to employees for business travel and other expenses incurred in the ordinary course of business which do not at any time exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate, (e) any Swap Agreements with Bank (or with any of its Affiliates) and (f) Permitted Acquisitions.
          6.5 Change in Business. Shall not enter into any business which is substantially different from the business in which it is engaged on the Closing Date.
          6.6 Accounts. (a) Shall not sell, assign or discount any of its Accounts, Chattel Paper or any promissory notes held by it other than the discount of such notes in the ordinary course of business for collection; (b) shall not create or accept any Account, Instrument, Chattel Paper or other obligation of any kind due from or owed by as Sanctioned Person or enter into any lease that secures the Obligations where the lessee is a Sanctioned Person; and (c) shall notify Bank promptly in writing of any discount, offset or other deductions not shown on the face of an Account invoice and any dispute over an Account except for discounts, offsets and other deductions allowed in the ordinary course of business and disputes arising in the ordinary course of business that could not reasonably be expected to have a Material Adverse Effect (provided all such discounts, offsets, other deductions and disputes shall be included, as applicable, in all information and reports delivered pursuant to Section 5.6 above), and any information relating to an adverse change in any Account Debtor’s financial condition or ability to pay its obligations or if it learns that any Account Debtor is a Sectioned Person.
          6.7 Transactions with Affiliates. Shall not directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay any management fees to or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate (other than a Subsidiary); provided, however, that any acts or transactions prohibited by this Section may be performed or engaged in after written notice to Bank if upon terms not less favorable to Borrower or such Subsidiary than if no such relationship existed.
          6.8 No Change in Name, Offices or Jurisdiction of Organization; Removal of Collateral. Shall not change its name or the jurisdiction in which Borrower or such Subsidiary is organized or, unless it shall have given forty-five (45) days’ advance written notice thereof to Bank, (a) change the location of its chief executive office or other office where books or records are kept, or (b) permit any Inventory or other tangible Collateral to be located at any location other than as specified in the Borrower Information Certificate or such other location as Borrower may elect to keep such tangible Collateral, provided, Borrower shall have given thirty

(30) days’ advance written notice thereof to Bank and within such thirty (30) day period provided to Bank such Third Party Waivers as Bank may reasonably require.
          6.9 No Sale, Leaseback. Shall not enter into any sale-and-leaseback or similar transaction.
          6.10 Margin Stock. Shall not use any proceeds of the Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.
          6.11 Tangible Collateral. Shall not, except as otherwise provided herein, allow any Inventory or other tangible Collateral to be commingled with, or become an accession to or part of, any property of any other Person so long as such property is Collateral; nor allow any tangible Collateral to become a fixture unless Bank shall have given its prior written authorization.
          6.12 Subsidiaries. Shall not acquire, form or dispose of any Subsidiaries or permit any Subsidiary to issue capital stock except to its parent.
          6.13 Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets, Name and Good Standing. Shall not (i) merge, reorganize, consolidate or amalgamate with any Person, (ii) liquidate, wind up its affairs or dissolve itself, (iii) acquire by purchase, lease or otherwise any of the assets of any Person other than a Permitted Acquisition, (iv) sell, transfer, lease or otherwise dispose of any of its property or assets, except for Permitted Dispositions and the voluntary termination of Swap Agreements to which Borrower or such Subsidiary is a party, or sell or dispose of any equity ownership interests in any Subsidiary, in each case whether in a single transaction or in a series of related transactions; (v) or change its name or jurisdiction of organization or conduct business under any new fictitious name; (vi) change its Federal Employer Identification Number; (vii) fail to remain in good standing and qualified to transact business as a foreign entity in any state or other jurisdiction in which it is required to be qualified to transact business as a foreign entity and in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
          6.14 Change of Fiscal Year or Accounting Methods. Shall not change its fiscal year. Borrower’s fiscal year end is December 31, as of the Closing Date. Borrower does not currently capitalize research and development expenses and shall not do so in the future. If Borrower changes it accounting methods, Bank shall have the right, at its option, to calculate Borrower’s compliance with the financial covenants set forth in Sections 7.1 and 7.2 hereof using Borrower’s historical methods of accounting.
          6.15 Deposit Accounts. Borrower shall not open or maintain any Deposit Accounts except for (i) Deposit Accounts opened or maintained at Bank, (ii) Deposit Accounts which are not opened or maintained at Bank but which are subject to Bank’s “control” (as such term is used in Article 9 of the Code) on terms reasonably satisfactory to Bank, (iii) an account maintained with Cathay Bank solely for the purpose of paying weekly disbursements and with an amount on deposit at no time in excess of Five Million Dollars ($5,000,000.00) and (iv) such other Deposit Accounts as shall be necessary for payroll, petty cash, local trade payables, and other occasional needs of Borrower. The aggregate balance of any Deposit Accounts which are not subject to Bank’s “control” (as such term is used in Article 9 of the Code) on terms reasonably acceptable to Bank shall never exceed $200,000.00 without Bank’s prior written consent. All Deposit Accounts maintained at Bank shall be deemed to be under Bank’s “control” as such term is used in Article 9 of the Code.
          6.16 Negative-negative Pledge. Shall not enter into any agreement with any party other than Bank prohibiting the creation of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.
          6.17 Material Adverse Contracts. Borrower will not become or be a party to any contract or agreement which has or could have a Material Adverse Effect.
     7. Other Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the termination of this Agreement, Borrower and each Subsidiary shall comply with the following additional covenants:
          7.1 Fixed Charge Coverage Ratio. At the end of each Applicable Fiscal Period, Borrower shall have a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00; provided however, for the Applicable Fiscal Period ending June 30, 2006 only, Borrower shall have a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0. As used herein, “Fixed Charge Coverage Ratio” means (i) EBITDA, less the sum of (A) for any Applicable Fiscal Period during which Borrower does not have a positive Net Cash Position for each day during such Applicable Fiscal Period, all unfinanced Capital Expenditures made in the Applicable Fiscal Period, and (B) any dividends, distributions and any other payments permitted under Section 6.3 above paid in the Applicable Fiscal Period and (C) cash taxes paid in the Applicable Fiscal Period (without benefit of any refunds), divided by (ii) the sum of (A) the current portion of scheduled principal amortization on Funded Debt coming due in the next 12 months as of the end of the most recent fiscal quarter plus (B) cash interest payments paid in the Applicable Fiscal Period. As used herein, (i) “EBITDA” means the sum of (A) consolidated net income of Borrower and its Subsidiaries in the Applicable Fiscal Period (computed without regard to any extraordinary items of gain or loss) plus (B) to the extent deducted from revenue in computing consolidated net income for such period, the sum of (1) interest expense, (2) income tax expense, and (3) depreciation and amortization, less any extraordinary cash losses for such period; (ii) “Capital Expenditures” means for any period the aggregate cost of all capital assets acquired by Borrower and its Subsidiaries during such period, as determined in accordance with GAAP; (iii) “Applicable Fiscal Period” means a period of four (4) consecutive, trailing Fiscal Quarters ending at the end of each fiscal quarter and (iv) “Funded Debt” means (A) debt for borrowed funds, (B) to the extent not covered by the immediately preceding clause (A), indebtedness having a term of one (1) year or more incurred as part of any purchase money obligation, and (C) any Subordinated Debt.
          7.2 Capital Expenditures. Borrower shall not, directly or indirectly, make total Capital Expenditures in excess of (a) Fifty Million Dollars ($50,000,000.00) for the period from January 1, 2005 though December 31, 2006, and (b) Twenty-Five Million Dollars

($25,000,000.00) for the period from January 1, 2007 through December 31, 2007 and for each calendar year thereafter.
          7.3 Effect of FAS 133 Charge. The effect, if any, of the FAS 133 Charge on the financial covenants set forth herein shall be excluded from the calculation thereof so long as the FAS 133 Charge does not exceed Two Hundred Thousand Dollars ($200,000.00) at the time of such calculation. “FAS 133 Charge” means non-cash charges in connection with any Swap Agreements which may be required from time to time to be recognized on the financial statements of Borrower pursuant to Financial Account Standards Board Statement No. 133 (Accounting for Derivative Instruments and Hedging Activities).
     8. Default.
          8.1 Events of Default. Each of the following shall constitute an Event of Default:
                    (a) There shall occur any default by Borrower in the payment, when due, of any principal of or interest on the Note or any fee due, any other amounts due hereunder or any other Loan Document, or any other Obligations; or
                    (b) There shall occur any default by Borrower in the performance of any agreement, covenant or obligation contained in Section 5.1, 5.4, 5.5, 5.6, 5.12, 5.16, 5.18 or Section 6 or Section 7 of this Agreement; or
                    (c) There shall occur any default by Borrower or any other party to any Loan Document (other than Bank) in the performance of any other agreement, covenant or obligation contained in this Agreement or such Loan Document not provided for elsewhere in this Section 8 and the breach of such other agreement, covenant or obligation is not cured to Bank’s satisfaction within fifteen (15) days after the sooner to occur of any Senior Officer’s receipt of notice of such breach from Bank or the date on which such failure or neglect first becomes known to any Senior Officer; provided, however, that such notice and opportunity to cure shall not apply in the case of any failure to perform, keep or observe any covenant which is not capable of being cured at all or within such fifteen (15) day period or which is a willful and knowing breach by Borrower or such other party; or
                    (d) Any representation or warranty made by Borrower or any other party to any Loan Document (other than Bank) herein or therein or in any certificate or report furnished in connection herewith or therewith shall prove to have been untrue, misleading or incorrect in any material respect when made; or
                    (e) Any other obligation now or hereafter owed by Borrower or any Subsidiary to Bank or any Affiliate of Bank shall be in default and not cured within the grace period, if any, provided in the agreement or other document under which such obligation arises; or
                    (f) Borrower or any Subsidiary shall fail to make any payment in respect of outstanding Debt (other than the Obligations) in an aggregate principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) or more when due after the expiration of any applicable grace period, or any event or condition shall occur which results in the acceleration of the maturity of such Debt (including, without limitation, any required mandatory prepayment or “put” of such Debt to any such Person) or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or a commitment related to such Debt (or any Person acting on such holders’ behalf) to accelerate the maturity thereof or terminate any such commitment prior to its normal expiration (including, without limitation, any required mandatory prepayment or “put” of such Debt to such Person); or
                    (g) Borrower or any Subsidiary shall (A) voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets, (B) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (C) make a general assignment for the benefit of its creditors, (D) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (E) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (F) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under Bankruptcy Code, or (G) take any corporate action for the purpose of effecting any of the foregoing; or
                    (h) An involuntary petition or complaint shall be filed against Borrower seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Borrower or any Subsidiary, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions; or
                    (i) A judgment in excess of Five Hundred Thousand Dollars ($500,000.00) or One Million Dollars ($1,000,000.00) when aggregated with all other judgments against Borrower and any Subsidiary shall be rendered against Borrower or any Subsidiary and shall remain undischarged, undismissed and unstayed for more than ten days (except judgments validly covered by insurance with a deductible of not more than Fifty Thousand Dollars ($50,000.00) or there shall occur any levy upon, or attachment, garnishment or other seizure of, any portion of the Collateral or other assets of Borrower or any Subsidiary; or
                    (j) Loss, theft, damage or destruction of any material portion of the tangible Collateral for which there is either no insurance coverage or for which, in the reasonable opinion of Bank, there is insufficient insurance coverage;
                    (k) Any default by Borrower under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and which results in the right of any party thereto to terminate such Material Contract or cease performing under such Material Contract;
                    (l) Any material provision hereof or of any of the other Loan Documents shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Bank) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Loan Documents has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Loan Documents shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);
                    (m) An ERISA Event shall occur which results in or could reasonably be expected to result in liability of Borrower in an aggregate amount in excess of $1,000,000;
                    (n) Any Change of Control; or
                    (o) There shall occur any change in the condition (financial or otherwise) of Borrower which could reasonably be expected to have a Material Adverse Effect.
          8.2 Remedies. If any Event of Default shall occur, Bank may, without notice to Borrower, at its option, withhold further Loans or other extensions of credit to Borrower. If an Event of Default shall have occurred and be continuing, Bank may at its option take any or all of the following actions:
                    (a) Bank may declare any or all Obligations (other than Obligations under any Swap Agreements, between Borrower and Bank or any Affiliate of Bank, which shall be due in accordance with and governed by the provisions of said Swap Agreements) to be immediately due and payable (if not earlier demanded), terminate its obligation to make Loans and other extensions of credit to Borrower, reduce the maximum amount of Revolver Loans available to Borrower, bring suit against Borrower to collect the Obligations, exercise any remedy available to Bank hereunder or at law and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law. No remedy shall be exclusive of other remedies or impair the right of Bank to exercise any other remedies.
                    (b) Without waiving any of its other rights hereunder or under any other Loan Document, Bank shall have all rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract. If requested by Bank, Borrower will promptly assemble the Collateral and make it available to Bank at a place to be designated by Bank. Borrower agrees that any notice by Bank of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the Code or otherwise, shall constitute reasonable notice to Borrower if the notice is mailed to Borrower by regular or certified mail, postage prepaid, at least five days before the action to be taken. Borrower shall be liable for any deficiencies in the event the proceeds of the disposition of the Collateral do not satisfy the Obligations in full.
                    (c) Bank may demand, collect and sue for all amounts owed pursuant to Accounts, General Intangibles, Chattel Paper, Instruments, Documents or for

proceeds of any Collateral (either in Borrower’s name or Bank’s name at the latter’s option), with the right to enforce, compromise, settle or discharge any such amounts.
          8.3 Receiver. In addition to any other remedy available to it, Bank shall have the absolute right, upon the occurrence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrower and any costs and expenses incurred by Bank in connection with such receivership shall bear interest at the Default Rate, at Bank’s option, and shall be secured by all Collateral.
          8.4 Deposits. After the occurrence of an Event of Default, Borrower authorizes Bank to collect and apply against the Obligations when due any cash or Deposit Accounts in its possession.
          8.5 Insurance. At its option, Bank may apply any insurance proceeds received by Bank at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Bank may determine or hold such proceeds as cash collateral for the Obligations, except that notwithstanding anything to the contrary contained herein, if any Equipment is physically damaged or destroyed, upon the written request of Borrower, Bank shall release the net cash proceeds from insurance received by Bank pursuant to this Section 8.5 to Borrower as a result of such damage or destruction to the extent necessary for the repair, refurbishing or replacement of such Equipment, provided, that, each of the following conditions is satisfied: (i) no Event of Default shall exist or have occurred and be continuing at the time immediately before or after giving effect to such release, (ii) such proceeds shall be used solely to repair, refurbish or replace the property so damaged or destroyed (free and clear of any security interests, liens, claims or other encumbrances), (iii) the repair, refurbishing or replacement of the property so damaged or destroyed shall be commenced as soon as reasonably practicable and shall be diligently pursued to satisfactory completion, (iv) the proceeds shall be held by Bank as cash collateral for the Obligations and shall be disbursed from such cash collateral from time to time as needed and/or, at Bank’s option, released by Bank directly to the contractor, subcontractor, materialmen, laborers, engineers, architects and other Persons rendering services or materials to repair, refurbish or replace the property so damaged or destroyed, (v) the amount of the insurance proceeds and Borrower’s unrestricted cash available for such purposes are sufficient in Bank’s reasonable determination, to allow Borrower to effect such repair, refurbishing or replacement in a satisfactory manner, (vi) the repair, refurbishing or replacement to which the proceeds are applied shall cause the Equipment so damaged or destroyed to be of at least equal value and substantially the same character as prior to such damage or destruction, (vii) the casualty shall have resulted in payment of Three Hundred Thousand Dollars ($300,000.00) in insurance proceeds or less, and (viii) such repair, refurbishing or replacement can, in the good faith estimate of Bank, be completed prior to the end of the then current term of this Agreement. Upon completion of the work and payment in full therefor, or upon the failure to commence, or diligently to continue the work or the replacement of the Collateral, Bank may, at Bank’s option and after prior notice to Borrower, either apply the amount of any such proceeds then or thereafter in the possession of Bank to the payment of the Obligations or hold such proceeds as cash collateral for the Obligations, provided, that, nothing contained herein shall limit the right of Bank to apply any or all of such proceeds to the Obligations at any time an Event of Default shall exist or have occurred and be continuing. Bank is granted a power of attorney by Borrower with full power of substitution to file any proof of loss in Borrower’s or Bank’s name, to endorse Borrower’s name on any check, draft or other instrument evidencing insurance proceeds, and to take any action or sign any document to pursue any insurance loss claim. Such power being coupled with an interest is irrevocable.
     9. Security Agreement.
          9.1 Security Interest.
                    (a) As security for the payment and performance of any and all Obligations and the performance of all obligations and covenants of Borrower to Bank and its Affiliates, whether hereunder and under the other Loan Documents, Swap Agreements between Bank or any Affiliate of Bank and Borrower or otherwise, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by Borrower to Bank or any of Bank’s Affiliates, Borrower hereby grants to Bank (for itself and its Affiliates) a continuing security interest in and general lien upon and right of set-off against, all right, title and interest of Borrower in and to the Collateral, whether now owned or hereafter acquired by Borrower.
                    (b) Except as herein or by applicable law otherwise expressly provided, Bank shall not be obligated to exercise any degree of care in connection with any Collateral in its possession, to take any steps necessary to preserve any rights in any of the Collateral or to preserve any rights therein against prior parties, and Borrower agrees to take such steps. In any case Bank shall be deemed to have exercised reasonable care if it shall have taken such steps for the care and preservation of the Collateral or rights therein as Borrower may have reasonably requested Bank to take and Bank’s omission to take any action not requested by Borrower shall not be deemed a failure to exercise reasonable care. No segregation or specific allocation by Bank of specified items of Collateral against any liability of Borrower shall waive or affect any security interest in or Lien against other items of Collateral or any of Bank’s options, powers or rights under this Agreement or otherwise arising.
                    (c) Bank may at any time and from time to time, with or without notice to Borrower, (i) transfer into the name of Bank or the name of Bank’s nominee any of the Collateral, (ii) notify any Account Debtor or other obligor of any Collateral to make payment thereon direct to Bank of any amounts due or to become due thereon and (iii) receive and direct the disposition of any proceeds of any Collateral.
                    (d) Notwithstanding the foregoing, (i) no Account, Instrument, Chattel Paper or other obligation or property of any kind due from, owed by or belonging to, a Sanctioned Person or (ii) no lease in which the lessee is a Sanctioned Person shall be Collateral or shall be credited toward the payment of the Obligations.
          9.2 Financing Statements; Power of Attorney. Borrower authorizes Bank at Borrower’s expense to file any financing statements and/or amendments thereto relating to the Collateral (without Borrower’s signature thereon) which Bank deems appropriate that (a) indicate the Collateral (i) as “all assets” of Borrower or words of similar effect, if appropriate, regardless of whether any particular asset comprised in the Collateral falls within the scope of

Article 9 of the Code, or (ii) by specific Collateral category, and (b) provide any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment. Borrower irrevocably appoints Bank as its attorney-in-fact to execute any such financing statements and/or control agreements in Borrower’s name and to perform all other acts, at Borrower’s expense, which Bank deems appropriate to perfect and to continue perfection of the security interest of Bank. Borrower hereby appoints Bank as Borrower’s attorney-in-fact to endorse, present and collect on behalf of Borrower and in Borrower’s name any draft, checks or other documents necessary or desirable to collect any amounts which Borrower may be owed. Bank is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the reasonable costs, expenses and attorneys’ fees and expenses incurred by Bank for collection and for acquisition, completion, protection, removal, storage, sale and delivering of the Collateral; secondly, to interest due upon any of the Obligations; and thirdly, to the principal amount of the Obligations and to any other Obligations then outstanding. If any deficiency shall arise, Borrower shall remain jointly and severally liable to Bank therefor.
          9.3 Entry. Borrower hereby irrevocably consents to any act by Bank or its agents in entering upon any premises for the purposes of either (a) inspecting the Collateral or (b) if an Event of Default has occurred and is continuing, taking possession of the Collateral, and in such event Borrower hereby waives its right to assert against Bank or its agents any claim based upon trespass or any similar cause of action for entering upon any premises where the Collateral may be located. Bank agrees that, if an Event of Default has not occurred and is not continuing, Bank will provide Borrower with twenty-four (24) hours prior notice of inspections and will conduct inspections only during normal business hours,
          9.4 Other Rights. Borrower authorizes Bank without affecting Borrower’s obligations hereunder or under any other Loan Document from time to time (a) to take from any party and hold additional Collateral or guaranties for the payment of the Obligations or any part thereof, and to exchange, enforce or release such collateral or guaranty of payment of the Obligations or any part thereof and to release or substitute any endorser or guarantor or any party who has given any security interest in any collateral as security for the payment of the Obligations or any part thereof or any party in any way obligated to pay the Obligations or any part thereof; and (b) upon the occurrence of any Event of Default to direct the manner of the disposition of the Collateral and the enforcement of any endorsements, guaranties, letters of credit or other security relating to the Obligations or any part thereof as Bank in its sole discretion may determine.
          9.5 Accounts. At any time after the occurrence and during the continuance of an Event of Default, Bank may notify any Account Debtor of Bank’s security interest and may direct such Account Debtor to make payment directly to Bank for application against the Obligations. Any such payments received by or on behalf of Borrower at any time, whether before or after default, shall be the property of Bank, shall be held in trust for Bank and not commingled with any other assets of any Person (except to the extent they may be commingled with other assets of Borrower in an account with Bank) and shall be immediately delivered to Bank in the form received. Bank shall have the right to apply any proceeds of Collateral to such of the Obligations as it may determine.
          9.6 Waiver of Marshaling. Borrower hereby waives any right it may have to require marshaling of its assets.
          9.7 Control. Borrower will cooperate with Bank in obtaining control of, or control agreements with respect to, Collateral for which control or a control agreement is required for perfection of the Bank’s security interest under the Code.
     10. Miscellaneous.
          10.1 No Waiver, Remedies Cumulative. No failure on the part of Bank to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.
          10.2 Survival of Representations. All representations and warranties made herein shall survive the making of the Loan hereunder and the delivery of the Note, and shall continue in full force and effect so long as any Obligations is outstanding, there exists any commitment by Bank to Borrower, and until this Agreement is formally terminated in writing.
          10.3 Indemnity By Borrower; Expenses. In addition to all other Obligations, Borrower agrees to defend, protect, indemnify and hold harmless Bank and its Affiliates and all of their respective officers, directors, employees, attorneys, consultants and agents from and against any and all losses, damages, liabilities, obligations, penalties, fines, fees, costs and expenses (including, without limitation, attorneys’ and paralegals’ fees, costs and expenses, and fees, costs and expenses for investigations and experts) incurred by such indemnitees, whether prior to or from and after the date hereof, as a result of or arising from or relating to (a) the due diligence effort (including, without limitation, public record search, recording fees, examinations and investigations of the properties of Borrower and Borrower’s operations), negotiation, preparation, execution and/or performance of any of the Loan Documents or of any document executed in connection with the transactions contemplated thereby and the perfection of Bank’s Liens in the Collateral, maintenance of the Loan by Bank, and any and all amendments, modifications, and supplements of any of the Loan Documents or restructuring of the Obligations, (b) any suit, investigation, action or proceeding by any Person (other than Borrower), whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation or common law principle, arising from or in connection with Bank’s furnishing of funds to Borrower under this Agreement, (c) Bank’s preservation, administration and enforcement of its rights under the Loan Documents and applicable law, including the reasonable fees and disbursements of counsel for Bank in connection therewith, whether suit be brought or not and whether incurred at trial or on appeal, and all costs of repossession, storage, disposition, protection and collection of Collateral, (d)

periodic field exams, audits and appraisals performed by Bank pursuant to Section 5.5 hereof, (e) any civil penalty or fine assessed by OFAC against Bank or any Affiliate of Bank and all reasonable costs and expense (including counsel fees and disbursements) incurred in connection with defense thereof by Bank or such Affiliate, as a result of the funding of Loans or the extension of credit, the acceptance of payments due under the Loan Documents or any Swap Agreement or acceptance of Collateral, and/or (f) any matter relating to the financing transactions contemplated by the Loan Documents or by any document executed in connection with the transactions contemplated thereby, other than for such loss, damage, liability, obligation, penalty, fee, cost or expense arising from such indemnitee’s gross negligence or willful misconduct. If Borrower should fail to pay any tax or other amount required by this Agreement to be paid or which may be reasonably necessary to protect or preserve any Collateral or Borrower’s or Bank’s interests therein, Bank may make such payment and the amount thereof shall be payable on demand, may at Bank’s option be debited against any Deposit Account of Borrower at Bank or converted to a Loan hereunder, shall bear interest at the Default Rate from the date of demand until paid and shall be deemed to be Obligations entitled to the benefit and security of the Loan Documents. In addition, Borrower agrees to pay and save Bank harmless against any liability for payment of any state documentary stamp taxes, intangible taxes or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery or recording of any Loan Document or the making of any Loan, whether originally thought to be due or not, and regardless of any mistake of fact or law on the part of Bank or Borrower with respect to the applicability of such tax. Borrower’s obligation for indemnification for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs and expenses of Bank shall be part of the Obligations, secured by the Collateral, chargeable against Borrower’s loan account, and shall survive termination of this Agreement.
          10.4 Notices. Any notice or other communication hereunder or under the Note to any party hereto or thereto shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, facsimile with receipt confirmed, telegram, telex or registered or certified United States mail with return receipt and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, telexed, faxed or, if sent via United States mail, when receipt signed by the receiver, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

If to Borrower:	Impax Laboratories, Inc.
121 New Britain Blvd.
Chalfont, Pennsylvania 18914
Attention: Mr. Arthur A. Koch, Jr.
Telephone No.: 215-933-0351
Telecopy No.: 215-933-0359

with a copy to:	Dilworth Paxson LLP
3200 Mellon Bank Center
1735 Market Street
Philadelphia, Pennsylvania 19103-7595
Attention: Roger F. Wood, Esq.

Telephone No. 215-575-7068
Telecopy No.: 215-575-7200

If to Bank:	Wachovia Bank, National Association
One South Broad Street
PA 4812
Philadelphia, PA 19107
Attention: Margaret A. Byrne, Vice President
Telephone No.: 267-321-6673
Telecopy No. 267-321-6741

with a copy to:	Wolf, Block, Schorr & Solis-Cohen LLP
1650 Arch Street
Philadelphia, PA 19103-2097
Attention: Richard Zucker, Esq.
Telephone No.: 215-977-2479
Telecopy No.: 215-405-3908
          10.5 Governing Law. This Agreement and the Loan Documents shall be deemed contracts made under the laws of the State of the Jurisdiction and shall be governed by and construed in accordance with the laws of said state (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction) except insofar as the laws of another jurisdiction may, by reason of mandatory provisions of law, govern the perfection, priority and enforcement of security interests in the Collateral.
          10.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank, and their respective successors and assigns; provided, that Borrower may not assign any of its rights hereunder without the prior written consent of Bank, and any such assignment made without such consent will be void.
          10.7 Counterparts; Telecopied Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.
          10.8 No Usury. Regardless of any other provision of this Agreement, the Note or in any other Loan Document, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (a) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the Note and not to the payment of interest, and (b) if the loan evidenced by the Note has been or is thereby paid in fall, the excess shall be returned to the party paying same, such application to the principal balance of the Note or the refunding of excess to be a complete settlement and acquittance thereof.
          10.9 Powers. All powers of attorney granted to Bank are coupled with an interest and are irrevocable.

          10.10 Approvals; Amendments. If this Agreement calls for the approval or consent of Bank, such approval or consent may be given or withheld in the reasonable discretion of Bank unless otherwise specified herein. This Agreement and the other Loan Documents may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Bank and may not be modified in any manner adverse to a provider under any secured or guarantied Swap Agreement without that provider’s prior written consent.
          10.11 Participations and Assignments. Upon prior notice to Borrower, Bank shall have the right to enter into one or more participation with other lenders with respect to the Obligations and to assign to one or more assignees all or a portion of its interest, rights and obligations under the Loan Documents. Upon prior notice to Borrower of such participation or assignment, Borrower shall thereafter furnish to such participant or assignee any information famished by Borrower to Bank pursuant to the terms of the Loan Documents. Nothing in this Agreement or any other Loan Document shall prohibit Bank from pledging or assigning this Agreement and Bank’s rights under any of the other Loan Documents, including collateral therefor, to any Federal Reserve Bank in accordance with applicable law.
          10.12 Waiver of Certain Defenses. To the fullest extent permitted by applicable law, upon the occurrence of any Event of Default, neither Borrower nor anyone claiming by or under Borrower will claim or seek to take advantage of any other law requiring Bank to attempt to realize upon any Collateral or collateral of any surety or guarantor, or any appraisement, evaluation, stay, extension, homestead, redemption or exemption laws now or hereafter in force in order to prevent or hinder the enforcement of this Agreement. Borrower, for itself and all who may at any time claim through or under Borrower, hereby expressly waives to the fullest extent permitted by law the benefit of all such laws. All rights of Bank and all obligations of Borrower hereunder shall be absolute and unconditional irrespective of (a) any change in the time, manner or place of payment of, or any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (b) any exchange, release or non-perfection of any other collateral given as security for the Obligations, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations, or (c) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or any third party, other than payment and performance in full of the Obligations.
          10.13 Integration; Final Agreement. This Agreement and the other loan documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
          10.14 LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING BANK BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM (A “DISPUTE”) THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE

OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE, WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.
          10.15 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER BY EXECUTION HEREOF AND BANK BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO ENTER INTO AND ACCEPT THIS AGREEMENT. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS AGREEMENT.
          10.16 Amendment and Restatement of Existing Loan Agreement.
                    (a) Amendment and Restatement. This Agreement constitutes an amendment and complete restatement of the Existing Loan Agreement.
                    (b) No Termination; No Release. Etc.
                         (i) The other Existing Loan Documents, to the extent not amended or otherwise explicitly terminated or released in connection with the execution of this Agreement or any of the other Loan Documents, are valid, binding and in full force and effect as of the date hereof.
                         (ii) Neither this Agreement nor any other Loan Document shall be deemed or construed to be a compromise, satisfaction, novation or release of the Existing Loan Agreement or any other Existing Loan Documents or any rights or obligations hereunder or thereunder, to the extent not amended or otherwise explicitly terminated in connection with the execution of this Agreement or the other Loan Documents, nor shall the credit facilities under this Agreement be deemed to be a repayment of any of the indebtedness evidenced thereby. The credit facilities under this Agreement are amending and restating, in accordance with the terms and conditions of this Agreement, the obligations evidenced and secured by the Existing Loan Agreement.

                         (iii) All liens, security interests, rights and remedies granted to the lender under the Existing Loan Agreement or any other Existing Loan Documents, to the extent not amended or otherwise explicitly terminated in connection with the execution of this Agreement or the other Loan Documents, are hereby ratified, confirmed and continued and shall secure the performance by Obligors of their obligations under this Agreement and all of the other Loan Documents.
                         (iv) Borrower has no defense, setoff, counterclaim or challenge against the payment of any sums owing under the Existing Loan Agreement or the other Existing Loan Documents or the enforcement of any of the terms and conditions thereof.
                    (c) Existing Loan Agreement Revolver Loans. Loans outstanding under the Existing Loan Agreement on the date immediately prior to the Closing Date shall be deemed Revolver Loans outstanding under this Agreement on the Closing Date.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

IMPAX LABORATORIES, INC.
By:	/s/ Arthur A. Koch, Jr.
Arthur A. Koch, Jr.
Chief Financial Officer, Senior Vice President and Corporate Secretary

Accepted in Philadelphia, PA: WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Margaret A. Byrne
Margaret Byrne, Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]

SCHEDULE OF EXHIBITS

EXHIBIT	SECTION REFERENCE	TITLE
A-1	2.1.2	Revolver Note

Article 3
3.1.2	3.1.2(f) (“Supporting Documents”)	Borrower Information Certificate

Article 5
5.6(a)	5.6(a) (“Periodic Borrowing Base Information”)	Borrowing Base Certificate
5.6(e)	5.6(e) (“Compliance and No Default Certificates”)	Compliance and No Default Certificates

EXHIBIT A-1
REVOLVER NOTE
SEE ATTACHED

REVOLVER NOTE

$35,000,000.00	December 15, 2005
FOR VALUE RECEIVED, the undersigned IMPAX LABORATORIES, INC., a corporation organized under the laws of Delaware, (“Borrower”), promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION (“Bank”) at the place and times provided in the Agreement referred to below, the principal sum of THIRTY-FIVE MILLION DOLLARS ($35,000,000.00) or the principal amount of all Revolver Loans made by Bank from time to time pursuant to that certain Amended and Restated Loan and Security Agreement dated as of December 15, 2005 (as amended, restated or otherwise modified, the “Agreement”) by and between Borrower and Bank. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Agreement.
The unpaid principal amount of this Revolver Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Agreement and shall bear interest as provided in the Agreement. All payments of principal and interest on this Revolver Note shall be payable to Bank or the holder of this Revolver Note in lawful currency of the United States of America in immediately available funds in the manner and location indicated in the Agreement or wherever else Bank or such holder may specify.
This Revolver Note is entitled to the benefits of, and evidences Obligations incurred under, the Agreement, to which reference is made for a description of the security for this Revolver Note and for a statement of the terms and conditions on which Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolver Note and on which such Obligations may be declared to be immediately due and payable.
This Revolver Note shall be governed, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without reference to the conflicts or choice of law principles thereof.
Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Agreement) notice of any kind with respect to this Revolver Note.
BORROWER HEREBY AUTHORIZES AND EMPOWERS ANY ATTORNEY OR THE PROTHONOTARY OR CLERK OF ANY COURT IN THE COMMONWEALTH OF PENNSYLVANIA, OR IN ANY OTHER JURISDICTION WHICH PERMITS THE ENTRY OF JUDGMENT BY CONFESSION, TO APPEAR FOR BORROWER AT ANY TIME AFTER THE OCCURRENCE OF AN EVENT OF DEFAULT UNDER THE AGREEMENT IN ANY ACTION BROUGHT AGAINST BORROWER ON THIS NOTE OR THE LOAN DOCUMENTS AT THE SUIT OF BANK, WITH OR WITHOUT COMPLAINT OR DECLARATION FILED, WITHOUT STAY OF EXECUTION, AS OF ANY TERM OR TIME, AM) THEREIN TO CONFESS OR ENTER JUDGMENT AGAINST BORROWER FOR THE ENTIRE UNPAID OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE AND ALL OTHER SUMS TO BE PAID BY BORROWER TO OR ON BEHALF OF BANK PURSUANT TO THE TERMS HEREOF OR OF THE LOAN DOCUMENTS AND ALL ARREARAGES OF INTEREST THEREON, TOGETHER WITH ALL COSTS AND OTHER EXPENSES AND AN ATTORNEY’S COLLECTION COMMISSION OF FIFTEEN PERCENT (15%) OF THE AGGREGATE AMOUNT OF THE FOREGOING SUMS, BUT IN

NO EVENT LESS THAN $5,000.00; AND FOR SO DOING THIS NOTE OR A COPY HEREOF VERIFIED BY AFFIDAVIT SHALL BE A SUFFICIENT WARRANT.
THE AUTHORITY GRANTED HEREIN TO CONFESS JUDGMENT SHALL NOT BE EXHAUSTED BY ANY EXERCISE THEREOF BUT SHALL CONTINUE FROM TIME TO TIME AND AT ALL TIMES UNTIL PAYMENT IN FULL OF ALL THE AMOUNTS DUE HEREUNDER. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY COUNSEL IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS NOTE AND THAT IT KNOWINGLY WAIVES ITS RIGHT TO BE HEARD PRIOR TO THE ENTRY OF SUCH JUDGMENT AND UNDERSTANDS THAT, UPON SUCH ENTRY, SUCH JUDGMENT SHALL BECOME A LIEN ON ALL REAL PROPERTY OF BORROWER IN THE COUNTY WHERE SUCH JUDGMENT IS ENTERED AND THAT EXECUTION MAY IMMEDIATELY BE ISSUED ON THE JUDGMENT TO GARNISH, LEVY ON OR ATTACH ANY PERSONAL PROPERTY OF BORROWER.
BORROWER WAIVES AND RELINQUISHES ALL ERRORS, DEFECTS AND IMPERFECTIONS IN THE ENTRY OF JUDGMENT AS AFORESAID, OR IN ANY PROCEEDING PURSUANT THERETO, AND ALL BENEFITS THAT MAY ACCRUE TO BORROWER BY VIRTUE OF ANY LAW OR RULE OF COURT RELATING TO A STAY OF EXECUTION OR EXEMPTING ANY PROPERTY FROM LEVY OR SALE UNDER EXECUTION.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

2

IN WITNESS WHEREOF, the undersigned has executed this Revolver Note under seal as of the day and year first written above.

IMPAX LABORATORIES, INC.
By:	/s/ Arthur A. Koch, Jr.
Arthur A. Koch, Jr.
Chief Financial Officer, Senior Vice President and Corporate Secretary

[SIGNATURE PAGE TO REVOLVER NOTE]

COMMONWEALTH OF PENNSYLVANIA	:

SS.

COUNTY OF	:
On this, the            day of December, 2005 before me, a Notary Public, personally appeared Arthur A. Koch, Jr., who acknowledged himself to be the Chief Financial Officer, Senior Vice President and Corporate Secretary of Impax Laboratories, Inc. corporation, and that he as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as such officer.
IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public
My commission expires:

Exhibit 5.6(a)
BORROWING BASE CERTIFICATE
SEE ATTACHED

IMPAX LABORATORIES

Ineligible Worksheet

Prepared By:	
Date:	
A/R Aging Date:	

1)	Gross Trade Receivables (Gross Contract Price)	$	-

Ineligibles:	
Balances Over 60 Days Past Due (120 Days From Invoice)-Excluding Teva	-
Teva Balances Over 30 Days Past Due (60 Days From Invoice)	-
Credit Accounts in the Past Due	-
Cross- Aged Receivables (50%)	-
Contra Amount (per attached A/P Aging)	-
Foreign A/R (Excluding Teva)	-
Datings	-
Charegebacks > 60 days	-
Chargebacks < 60 days	-
Adjustments > 60 days past due	-
Rebate Accrual (GL #10543) A/O _________	-
Chargebacks/WAC accrual (G/L #10547) A/O____________	-

2)	Ineligibles (Excluding Concentration Caps)	-
3)	Eligible Trade Receivables (Line 1 - Line 2)	-

	Concentration Caps Worksheet	Total $ Amount	Ineligibles	Net Eligible	% of Line 3	$ Amount > 30%
	30% Cap					
	Cardinal Health	0	-	-	#DIV/0!	-
	Walgreen Co	0	-	-	#DIV/0!	-
	Schering Corp	0	-	-	#DIV/0!	-
	Amerisource Bergen Corp	0	-	-	#DIV/0!	-
	McKesson Corp	0	-	-	#DIV/0!	-
	Teva*	-	-	-	#DIV/0!	-
4)	Total					-

5)	Net Eligible Trade Receivables (Line 3 - Line 4)	-

	Gross Royalty Receivables	$	-
	Ineligibles:		
	less 30 Days Past Due Date		-
	Other		-
6)	Net Royalty Receivables (Not to exceed $1.5MM)		-

7)	Net Eligible Trade and Royalty Receivables (Line 5 + Line 6)	-

*Note: Teva concentration cap permitted up to 50% two times per year for a period of sixty days.

IMPAX LABORATORIES

INVENTORY REPORT

Wachovia Bank, N.A.
One South Broad Street
Mail Code: PA4811
Philadelphia, PA 19107

Date ______
Report # ______
Page # ______

	Inventory Type (Lower of Cost or Market)	Gross Inventory	Ineligibles	Eligible Inventory	Advance Rate	Net Availability	
1)	Raw Materials-Approved for Sale	$ -	$ -	$ -	25.0%	$ -	(Do Not Exceed $7,000M)
1a)	Raw Materials-Not Approved				0.0%		
2)	Work-in-Process	-	-	-	0.0%	-	
3)	Bulk Stock-Approved for Sale	-	-	-	65.0%	-	(Do Not Exceed $1,500M)
4)	Bulk Stock-Not Approved	-	-	-	0.0%	-	
5)	Finished Goods-Approved for Sale	-	-	-	65.0%	-	
6)	Finished Goods-Not Approved	-	-	-	0.0%	-	
7)	Labels and Packaging Materials	-	-	-	0.0%	-	
8)	Intransit Inventory	-	-	-	0.0%	-	
9)	Total Inventory Availability	$ -	$ -	$ -		$ -	
10)	Lesser of Line 9 or $15,000,000					$ -	(Do Not Exceed $15,000M)

Availability Worksheet

11)	Raw Material Approved for Sale	$ -	(Line # 1)
12)	Less: INVENTORY COLLATERAL /	-	
	Other	-	
13)	Eligible Raw Materials	-	
14)	At Advance Rate of 25%	-	
15)	Inventory Sublimit ($7,000M)	7,000	
16)	Available Raw Material Inventory	$ -	(Lesser of Line # 14 or $7,000,000)
17)	Bulk Stock Approved for Sale	$ -	(Line # 3)
18)	Less: Intransit	-	
	Other	-	
19)	Eligible Bulk Stock	-	
20)	At Advance Rate of 65%	-	
21)	Inventory Sublimit ($1,500)	1,500	
22)	Available Bulk Inventory	$ -	(Lesser of Line # 20 or $1,500,000)
23)	Finshed Goods Approved for Sale	$ -	(Line # 5)
24)	Less: Spoilers	-	
	Other	-	
25)	Eligible Finshed Goods	-	
26)	At Advance Rate of 65%	-	
27)	Inventory Sublimit ($15,000)	15,000	
28)	Available Finished Goods Inventory	$ -	($15,000,000 less Line # 16 & # 22) (Do Not Exceed $15,000,000)
29)	Total Inventory Available for Borrowing	$ -	(Add Lines # 16, 22 and 28) (Do Not Exceed $15,000,000)

Pursuant to the provisions of the Amended and Restated Loan and Security Agreement dated November __, 2005 and other financing documents (as amended ...ectively, the "Loan Agreement") made by and between the undersigned borrower and you. The undersigned hereby delivers this Borrowing Base and Loan Report ...you to induce you to make loans to the undersigned pursuant to the Loan Agreement.

____

Exhibit 5.6(e)
COMPLIANCE AND NO DEFAULT CERTIFICATES
In accordance with the terms of the Amended and Restated Loan and Security Agreement dated                                         , 2005 (the “Loan Agreement”) by and between Wachovia Bank, National Association and IMPAX LABORATORIES (“Borrower”), I hereby certify that:
1.	I am the President [chief financial officer] of Borrower;

2.	The enclosed financial statements are prepared in accordance with generally accepted accounting principles;

3.	No Default (as defined in the Loan Documents) or any event which, upon the giving of notice or lapse of time or both, would constitute such a Default, has occurred.

4.	Borrower is in compliance with the Financial Covenant(s) set forth in the Loan Agreement, as demonstrated by the calculations contained in the Covenant Compliance Certificate attached hereto as Schedule 1.

Signature

Name:

Title:

SCHEDULE 1
COVENANT COMPLIANCE CERTIFICATE
Borrower Name: IMPAX LABORATORIES INC.

For the fiscal		ended
(enter text; i.e., year, quarter)

ALL CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS GIVEN IN THE LOAN AGREEMENT.

COVENANT	ACTUAL	REQUIRED
[Insert Financial Covenant Calculations]